Exhibit 10.73

EXECUTION COPY

CREDIT AGREEMENT

Between

SUNLINK HEALTH SYSTEMS, INC.,

SUNLINK HEALTHCARE, LLC,

DEXTER HOSPITAL, LLC,

CLANTON HOSPITAL, LLC,

SOUTHERN HEALTH CORPORATION OF ELLIJAY, INC.,

SOUTHERN HEALTH CORPORATION OF DAHLONEGA, INC.,

SOUTHERN HEALTH CORPORATION OF HOUSTON, INC.,

HEALTHMONT, INC.

HEALTHMONT OF GEORGIA, INC.,

HEALTHMONT OF MISSOURI, INC.,

HEALTHMONT, LLC,

HEALTHMONT OF MISSOURI, LLC,

SUNLINK SERVICES, INC.,

OPTIMA HEALTHCARE CORPORATION, and

KRUG PROPERTIES, INC.

(“Borrowers”)

and

RESIDENTIAL FUNDING CORPORATION

(“Lender”)

i

Section 8.19	Interest Rate Limitation	68
Section 8.20	Deposit on Termination of Commitments	69

EXHIBITS

Exhibit A	Form of Revolving Note
Exhibit B	Form of Term Loan A Note
Exhibit C	Form of Term Loan B Note
Exhibit D	Form of Security Agreement
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Borrowing Base Certificate
Exhibit G	Form of Compliance Certificate
Exhibit H	NCV Calculation
Exhibit I-1	Matters to be Covered in Opinion of Counsel
Exhibit I-2	Matters to be Covered in Supplemental Opinion of Counsel
Exhibit J	Business Associate Agreement
Exhibit J-1	Covered Entities
Exhibit K	Wire Instructions

SCHEDULES

Schedule 1.1(a)	Encumbered Real Estate
Schedule 1.1(b)	Required Control Agreements
Schedule 3.2	Leased Locations/Locations of Inventory
Schedule 4.6	Litigation
Schedule 4.8	Environmental Matters
Schedule 4.12	Restricted Grants
Schedule 4.14	ERISA
Schedule 4.16	List of Real Properties
Schedule 4.25	Subsidiaries
Schedule 4.28	Deposit Accounts
Schedule 4.29	Offsets
Schedule 6.12	Existing Investments
Schedule 6.13	Existing Indebtedness
Schedule 6.14	Existing Liens
Schedule 6.15	Contingent Obligations
Schedule 6.22	Leases

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of October 15, 2004, is by and between SUNLINK HEALTH SYSTEMS, INC., a corporation organized under the laws of the State of Ohio, SUNLINK HEALTHCARE LLC, a limited liability company organized under the laws of the State of Georgia, DEXTER HOSPITAL, LLC, a limited liability company organized under the laws of the State of Georgia, CLANTON HOSPITAL, LLC, a limited liability company organized under the laws of the State of Georgia, SOUTHERN HEALTH CORPORATION OF ELLIJAY, INC., a corporation organized under the laws of the State of Georgia, SOUTHERN HEALTH CORPORATION OF DAHLONEGA, INC., a corporation organized under the laws of the State of Georgia, SOUTHERN HEALTH CORPORATION OF HOUSTON, INC., a corporation organized under the laws of the State of Georgia, HEALTHMONT, INC., a corporation organized under the laws of the State of Delaware, HEALTHMONT OF GEORGIA, INC., a corporation organized under the laws of the State of Tennessee, HEALTHMONT OF MISSOURI, INC., a corporation organized under the laws of the State of Tennessee, HEALTHMONT, LLC, a limited liability company organized under the laws of the State of Georgia, HEALTHMONT OF MISSOURI, LLC, a limited liability company organized under the laws of the State of Georgia, SUNLINK SERVICES, INC., a corporation organized under the laws of the State of Georgia, OPTIMA HEALTHCARE CORPORATION, a corporation organized under the laws of the State of Georgia, and KRUG PROPERTIES, INC., a corporation organized under the laws of the State of Ohio (individually, a “Borrower” and, collectively, the “Borrowers”), and RESIDENTIAL FUNDING CORPORATION, a Delaware corporation (the “Lender”).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Acquisition”: The purchase or other acquisition by one or more Borrowers or any Subsidiary of assets constituting a business, division, or product line of any Person or of the Equity Interest of any Person.

“Adjusted Consolidated Net Income”: For any period the Consolidated Net Income for such period and without giving effect to any extraordinary gains or losses from sales of assets plus, without duplication, (i) the sum of the amount of all non cash charges (including, without limitation, depreciation, amortization, depletion, deferred tax expense and non cash interest expense) and non cash losses which were included in arriving at Consolidated Net Income for such period less (ii) all non cash gains included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital”: At any time shall mean Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities.

“Advance”: As defined in Section 2.1(a).

“Advance Date”: The date of the making of any Advance hereunder.

“Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, twenty (20%) percent or more of any class of voting Equity Interests of the Person referred to, (c) each Person, twenty (20%) percent or more of the voting Equity Interests (or if such Person is not a corporation, twenty (20%) percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

“Applicable Insolvency Laws”: As defined in Section 8.18(j).

“Applicable Revolving Margin”: 2.91%.

“Applicable Term Margin”: 3.91%.

“Assessments”: As defined in Section 4.13.

“Availability”: As of any date of calculation, the amount equal to (i) the Borrowing Base less, (ii) the Total Outstandings.

“Board”: The Board of Governors of the Federal Reserve System or any successor thereto.

“Borrower” and “Borrowers”: As defined in the opening paragraph hereof.

“Borrowers’ Agent”: SunLink Health Systems, Inc., a corporation organized under the laws of the State of Ohio.

“Borrowing Base”: As of any date of calculation, a dollar amount equal to Consolidated EBITDA, as determined as of the end of the most recent fiscal month of the Borrowers for the twelve months ending thereon, multiplied by 3.25.

“Borrowing Base Certificate”: A certificate in the form of Exhibit F hereto.

“Business Day”: Any day which is not a day on which banking institutions in any of the cities of Atlanta, Georgia, Dallas, Texas, Portland, Oregon or Minneapolis, Minnesota are authorized or obligated by law or executive order to close.

“Capital Expenditures”: For any period, the sum of all amounts, including Capitalized Lease Obligations, that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrowers during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

“Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Captive Insurance Subsidiary”: A direct, wholly owned Subsidiary of SHSI, which is a company solely engaged in the business of providing insurance coverage to the Borrowers and their Subsidiaries and, to the extent the insurance coverage provided covers risks that (i) would be covered by a standard general malpractice liability policy and (ii) arise solely from providing services and products in the ordinary course of business of the Borrowers and their Subsidiaries.

“Cash Equivalents”: As to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or the District of Columbia having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A 2 or the equivalent thereof by Standard & Poor’s Corporation or at least P 2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“CHAMPVA”: Collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 38 U.S.C. §1713 or elsewhere) affecting such program or, to the extent applicable to CHAMPVA, and (b) all rules, regulations (including 38 C.F.R. §17.54), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change of Control”: The occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests of any Borrower representing twenty (20%) percent or more of the combined voting power of all Equity Interests of such Borrower entitled to vote in the election of directors; or (b) during any period of up to twelve consecutive months, whether commencing before or after the Closing Date, individuals who at the beginning of such twelve-month period were directors of any Borrower ceasing for any reason to constitute a majority of the Board of Directors of any Borrower (other than by reason of death, disability or scheduled retirement); provided, however, that, notwithstanding anything to the contrary herein, Lender acknowledges and agrees that SHSI shall be permitted to reduce the number of directors on its Board of Directors to five (5) members during the term hereof; or (c) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over Equity Interests of any Borrower representing twenty (20%) percent or more of the combined voting power of all Equity Interests of any Borrower entitled to vote in the election of directors.

“Charges”: As defined in Section 8.19.

“Closing Date”: Any Business Day between the date of this Agreement and October 15, 2004 selected by the Borrowers for the making of Term Loan A or the first Advance hereunder; provided, that all the conditions precedent to the obligation of the Lender to make Term Loan A or such Advance, as set forth in Article III, have been, or, on such Closing Date, will be, satisfied. The Borrowers’ Agent shall give the Lender not less than three (3) Business Days’ prior notice of the day selected as the Closing Date.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collateral”: The property of the Borrowers described in the Security Documents as “Collateral” and Encumbered Real Estate.

“Collateral Account”: As defined in Section 7.3.

“Collateral Coverage Ratio”: The ratio as of the last day of any fiscal quarter or other date of determination of (i) the sum of (A) Receivables Collateral Coverage, (B) Real Estate Collateral Coverage, (C) Equipment Collateral Coverage, and (D) Inventory Collateral Coverage, to (ii) Total Outstandings.

“Commitments”: The Revolving Commitment, the Term Loan A Commitment and the Term Loan B Commitment.

“Compliance Certificate”: A certificate in the form of Exhibit G hereto.

“Consolidated” or “consolidated”: With reference to any term defined herein, that term as applied to the accounts of the Borrowers and their subsidiaries, consolidated in accordance with GAAP.

“Consolidated Current Assets”: As of any date, the consolidated current assets of the Borrowers, determined in accordance with GAAP.

“Consolidated Current Liabilities”: As of any date, the consolidated current liabilities of the Borrowers, determined in accordance with GAAP.

“Consolidated EBITDA”: With respect the Borrowers and their Subsidiaries determined in accordance with GAAP for any fiscal period, without duplication, an amount equal to:

(a) Consolidated Net Income of the Borrowers and their Subsidiaries for such period determined in accordance with GAAP, minus

(b) on a consolidated basis, the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by the Borrowers and their Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining Consolidated Net Income, in each case to the extent included in the calculation of Consolidated Net Income of the Borrowers and their Subsidiaries for such period in accordance with GAAP, but without duplication, plus

(c) on a consolidated basis, the sum of (i) any provision for income taxes, (ii) Consolidated Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation, amortization, depletion, deferred tax expense, and non-cash interest expense) for such period, (v) the amount, if any, of non-recurring costs or expenses related to any refinancing, acquisition, or merger transaction, including, without limitation, accounting, legal, consulting and other professional fees in connection therewith, for such period, (vi) amortized debt discount for such period, and (vii) the amount of any deduction to Consolidated Net Income as the result of any grant to any members of the management of the Borrowers and their Subsidiaries of any Equity Interests (in each case, as determined in accordance with GAAP), in each case to the extent included in the calculation of Consolidated Net Income of the Borrowers and their Subsidiaries for such period in accordance with GAAP, but without duplication.

“Consolidated Excess Cash Flow”: For any period, the remainder of (a) the sum of (i) Adjusted Consolidated Net Income for such period, and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of (i) the amount of Capital Expenditures made by the Borrowers and its Subsidiaries on a consolidated basis during such period in accordance with Section 6.10, (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrowers and their Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrowers and their Subsidiaries (excluding (A) payments with proceeds of asset sales and Net Insurance/Condemnation Proceeds and (B) payments with the proceeds of other Indebtedness or equity or equity contributions) (but in the case of a voluntary prepayment of the Loans, only to the extent accompanied by a voluntary reduction to the Commitments) during such period, (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period and (iv) the aggregate amount of cash consideration paid to make Permitted Acquisitions during such period.

“Consolidated Interest Expense”: For any period of determination, the aggregate consolidated amount, without duplication, of interest (whether cash or non-cash) paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrowers and its Subsidiaries, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

“Consolidated Net Income”: For any period, the consolidated net after tax income of the Borrowers and their Subsidiaries determined in accordance with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income of any Person which is not a Subsidiary of the Borrower, except to the extent of the amount of any dividends or other distributions actually paid to the Borrowers or any of their Subsidiaries during such period, (ii) except for determinations expressly required to be made on a pro forma basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Contingent Obligations”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligations” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Control Agreement”: An agreement which satisfies the requirements of “control” in favor of the Lender over a Deposit Account, investment property, electronic chattel paper or letter-of-credit rights, within the meaning of the UCC.

“Cut-off Period”: 180 days after the service date for the applicable Receivable.

“Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“Deposit Account”: Any demand, lockbox, time, savings, passbook or similar account now or hereafter maintained by or for the benefit of a Borrower, with an organization that is engaged in the business of banking (including, without limitation, banks, savings banks, savings and loan associations, credit unions and trust companies), and all funds and amounts therein, whether or not restricted or designated for a particular purpose, including without limitation, all Collateral Accounts, and all “deposit accounts” as defined in the UCC.

“Domestic Subsidiary”: Any Subsidiary incorporated in any of the states of the United States or in the District of Columbia.

“Draw Date”: The date of the making of any Term Loan B Draw hereunder.

“Eligible Inventory”: Inventory owned by a Borrower which at all times continues to be acceptable to the Lender in its reasonable credit judgment exercised in good faith. In general, Inventory shall be Eligible Inventory if it meets all of the criteria set forth below:

(a) Such Inventory is not obsolete or unreasonably aged, as determined by the Lender in its reasonable credit judgment;

(b) Such Inventory is subject to a valid, first priority perfected security interest in favor of the Lender, subject only to Permitted Liens; and

(c) Such Inventory is not held by a Borrower as a consignee or pursuant to a similar title retention arrangement with a vendor of such Inventory.

The criteria for Eligible Inventory set forth above may be changed and the Lender may establish any new criteria for Eligible Inventory from time to time in the Lender’s reasonable credit judgment exercised in good faith.

“Eligible Receivables”: Receivables created by a Borrower that continue to be acceptable to the Lender based on the Lender’s criteria of eligibility set forth below. In general, Receivables shall be Eligible Receivables if they meet all of the criteria set forth below:

(a) Such Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by a Borrower in the ordinary course of its business to a Person which is not an Affiliate of such Borrower, for which an invoice has been or will be issued in accordance with such Borrower’s customary billing procedures;

(b) Such Receivables are not unpaid more than the Cut-off Period;

(c) Such Receivables do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the Obligor may be conditional or contingent;

(d) The chief executive office of the Obligor with respect to such Receivables is located in the United States;

(e) The Obligor with respect to such Receivables has not asserted or threatened to assert a counterclaim, defense or dispute and does not have any right of setoff or recoupment against such Receivables (but the portion of the Receivables of such Obligor in excess of the amount at any time and from time to time subject to setoff or counterclaim may be deemed Eligible Receivables);

(f) There are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Receivables or reduce the amount payable or delay payment thereunder;

(g) Such Receivables are subject to the first priority, valid and perfected security interest of the Lender, subject only to Permitted Liens;

(h) There are no proceedings or actions (including, without limitation, Insolvency Proceedings) which are threatened or pending against the Obligor with respect to such Receivables which might result in any material adverse change in any such Obligor’s financial condition;

(i) Such Receivables are not evidenced by or arising under any instrument or chattel paper (as such terms are defined in the UCC);

(j) Such Receivables for a single Obligor do not have more than a specified percentage of the total aged beyond the Cut-off Period, as specified in Exhibit H attached hereto.

(k) Such Receivables are owed by Obligors deemed creditworthy at all times by the Lender in good faith; and

(l) Any other Receivables which the Lender, in its sole discretion, deems Eligible Receivables.

The criteria for Eligible Receivables set forth above may be changed and the Lender may establish any new criteria for Eligible Receivables from time to time in the Lender’s reasonable credit judgment exercised in good faith.

“Encumbered Equipment”: All equipment of Borrowers subject to the first priority, valid and perfected security interest of the Lender.

“Encumbered Real Estate”: All real property listed in Schedule 1.1(a) attached hereto and such additional real property as the Lender may request be mortgaged to it pursuant to Section 5.14, which real property is subject to the first priority, valid and perfected Lien of the Lender.

“Equipment Collateral Coverage”: The amount equal to the net book value of the Encumbered Equipment, unless there exists a Qualifying Appraisal for such property issued no more than one year prior to any date of determination, in which case the applicable amount shall be the appraised value.

“Equity Interests”: All shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which a Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“Event of Default”: Any event described in Section 7.1.

“Existing Foreign Subsidiaries”: The UK Subsidiaries and Klippan S.A.R.L., a company organized under the laws of France, and Klippan GmbH, a company organized under the laws of Germany.

“Fees”: The Initial Loan Origination Fee, the Term Loan B Origination Fee, the Servicing Fees and any other fees due pursuant to the Loan Documents.

“Financial Statements”: The consolidated financial statements, including, without limitation, income statements, statements of cash flows and balance sheets of SunLink Health Systems, Inc., Borrowers and their Subsidiaries, to be delivered in accordance with Section 5.1.

“Fixed Charge Coverage Ratio”: For any period of determination, the ratio of

(a) Consolidated EBITDA (less unfinanced Capital Expenditures, unless incurred in a Permitted Acquisition),

to

(b) the sum of (i) taxes paid in cash (other than taxes with respect to non-recurring capital gains), (ii) Consolidated Interest Expense and (iii) all scheduled or otherwise required principal payments (excluding mandatory prepayments of Term Loans under this Agreement) with respect to Total Liabilities (including but not limited to all payments with respect to Capitalized Lease Obligations of the Borrowers and the Subsidiaries), in each case determined for said period on a consolidated basis.

Solely for the purpose of this definition, the purchase of a Capital Expenditure funded by a Loan is an “unfinanced” Capital Expenditure.

“Funded Debt”: As of each date of determination, without duplication (a) all Indebtedness for borrowed money of the Borrowers and their consolidated Subsidiaries on that date (including without limitation all obligations under Capitalized Lease Obligations) and other interest bearing Indebtedness of the Borrowers and their consolidated Subsidiaries maturing more than one year from the date of original issuance (including current maturities), (b) the aggregate amount available for drawing under all letters of credit outstanding on that date for which the Borrowers or a consolidated Subsidiary of the Borrowers is the account party (excluding, however, the aggregate amount available for drawing under letters of credit issued to lenders and lessors of Indebtedness of the type described in clause (a) in support of such Indebtedness), (c) the aggregate amount drawn under all letters of credit for which the Borrowers or a consolidated Subsidiary of the Borrowers is the account party and for which the issuer of such letters of credit has not been reimbursed on that date, (d) all Indebtedness for borrowed money of the Borrowers and their consolidated Subsidiaries on that date owed to any bank or financial institution, and (e) all Indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by the Borrowers or a consolidated Subsidiary of the Borrowers, even though the Borrowers or such consolidated Subsidiary has not assumed or become liable for the payment of such Indebtedness.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Governmental Authority”: Any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Health Care Laws”: As defined in Section 4.9.

“HIPAA”: Means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliance Plan”: As defined in Section 4.13.

“HIPAA Compliant”: Means that to the extent applicable, the applicable Borrower or Subsidiary (A) is, or on or before any applicable compliance date will be, in material compliance with any and all of the applicable requirements of HIPAA, including all requirements of the Transactions Rule and the Privacy and Security Rules and (B) is not subject to, and could not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that would reasonably be expected to cause a Material Adverse Occurrence in connection with any violation by a Borrower or Subsidiary of a Borrower of the then effective requirements of HIPAA.

“Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.

“Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person,

(h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations of such Person under any Equity Interests issue by such Person, and (l) all Contingent Obligations of such Person.

“Indemnitee” and “Indemnitees”: As defined in Section 8.12.

“Initial Loan Origination Fee”: Fee payable to the Lender in an amount determined by applying a rate of 0.75% to the sum of the Revolving Commitment and the Term Loan A Commitment of the Lender.

“Insolvency Proceeding”: Any proceeding commenced by or against any Person, under any provision of any bankruptcy, insolvency or receivership law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, receiverships, readjustments of debt, dissolutions, liquidations, or extensions with some or all creditors.

“Inventory”: Goods, other than farm products, which are leased by a Person as lessor, are held by a person for sale or lease or to be furnished under a contract of service, are furnished by a Person under a contract of service, or consist of raw materials, work in process, or materials used or consumed in a business or incorporated or consumed in the production of any of the foregoing and supplies, in each case wherever the same shall be located, whether in transit, on consignment, in retail outlets, warehouses, terminals or otherwise, and all property the sale, lease or other disposition of which has given rise to an Account and which has been returned to a Borrower or repossessed by a Borrower or stopped in transit.

“Inventory Collateral Coverage”: The amount equal to the net book value of all Eligible Inventory of the Borrowers, unless there exists a Qualifying Appraisal for all Eligible Inventory issued no more than three months prior to any date of determination, in which case the applicable amount shall be the appraised value.

“Investment”: The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“KRUG Pension Plan”: The defined benefit pension plan of SHSI, formerly known as KRUG International Corp., an Ohio corporation, which is entitled the “KRUG International Corp. Retirement Plan.”

“Lender”: As defined in the opening paragraph hereof.

“Leverage Ratio”: For any period of determination, the ratio of (i) Total Debt as of the end of such period to (ii) Consolidated EBITDA for such period.

“LIBOR Rate”: The Thirty-Day LIBOR rate, as published in the Bloomberg page BBAM for the last business day of the month immediately preceding the month for which interest is being calculated or if such published rate ceases to be available, such other published “LIBOR Rate” as the Lender may reasonably select.

“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan”: The Revolving Loan, Term Loan A or Term Loan B.

“Loan Documents”: This Agreement, the Security Documents, the Notes and all other documents, instruments and agreements, including lockbox agreements, control agreements, servicing agreements, financing statements, and deeds of trust or mortgages, executed in connection herewith or therewith.

“Lockbox”: As defined in Section 7.3.

“Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Borrowers and their Subsidiaries taken as a whole, (b) impair the ability of the Borrowers and their Subsidiaries, taken as a whole, to perform their obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of any Borrower or any Subsidiary under any Loan Document, (d) the rights and remedies of the Lender against any Borrower or any Subsidiary, (e) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrowers hereunder, or (f) the validity of the joint and several nature of the obligations of the Borrowers with respect to all of the Obligations.

“Maximum Rate”: As defined in Section 8.19.

“Medicaid”: Collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare”: Collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgages”: Each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents with respect to the Encumbered Real Estate.

“Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of a Borrower or any ERISA Affiliate.

“Net Collectible Value” or “NCV”: With respect to any Type of Eligible Receivables, the percentage determined by the Lender, in its reasonable credit judgment, by which the gross amount of such Eligible Receivables is multiplied to determine the net collectible value of such Receivables. Net Collectible Value is generally calculated in the manner described in Exhibit H. The initial Net Collectible Value for each Obligor Type shall be as set forth on Exhibit H. The Lender may adjust Net Collectible Value for any Type of Receivables as provided in Section 2.15.

“Net Insurance/Condemnation Proceeds”: Any cash payments or proceeds received by the Borrowers or any of their Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of the Borrowers or any of their Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and documented fees, expenses and costs incurred by the Borrowers or any of their

Subsidiaries in connection with the adjustment or settlement of any claims of the Borrowers or such Subsidiaries in respect thereof, including (i) income taxes reasonably estimated to be actually payable within two years of the date of receipt of such payments or proceeds as a result of any gain recognized in connection with the receipt of such payment or proceeds and (ii) payment of the outstanding amount of principal, premium or penalty, if any, and interest of any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is repaid as a result of receipt of such payments or proceeds.

“Note”: Term Note(s) A, Term Note(s) B or the Revolving Note (collectively, the “Notes”).

“Obligations”: The Borrowers’ obligations in respect of the due and punctual payment of principal and interest on the Notes when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees, Term Loan B Commitment Fees, Servicing Fees, the Initial Loans Origination Fee and the Term Loan B Origination Fee), expenses, indemnities, reimbursements and all other obligations of the Borrowers under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

“Obligor”: Any Person that is obligated to make payment with respect to any Receivables.

“Offset”: Any amount, including any overpayment made to any Borrower or any of its Affiliates, with respect to any Obligor that is to be repaid by offset against amounts then due to such Borrower by such Obligor. Offsets shall include any amounts constituting penalties or assessments due to any state or federal tax authorities, amounts deemed by any Obligor to be recoupments, inter-agency or inter-creditor offsets and recoupments and any other amounts withheld or paid to any person or entity other than the Lender to offset against any purported liability of the Borrowers.

“Other Taxes”: As defined in Section 2.16(b).

“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

“Permitted Acquisitions”: (i) Any Acquisition by any Borrower where (a) the business or division acquired is for use, or the Person acquired is engaged, in a business similar to that engaged in by the Borrowers on the Closing Date, (b) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist, (c) not less than ten (10) Business Days prior to the consummation of such Acquisition, Lender shall have received pro forma financial statements, certified by the chief financial officer of SHSI as to the matters described in Section 4.5(b), giving effect to the Acquisition showing that the Borrowers are, and are reasonably anticipated to remain in pro forma compliance with all the financial ratios and restrictions set forth in Section 6.16, Section 6.17, Section 6.18, and Section 6.19, (d) reasonably prior to such

Acquisition, the Lender shall have received drafts of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Lender may require to evidence the termination of Liens on the assets or business to be acquired, (e) no less than ten Business Days prior the consummation of such Acquisition, the Lender shall have received the financial statements of the Person or business to be acquired for the lesser time period of the prior three years or the period from the inception of such Person or business, in form and substance satisfactory to the Lender, and (f) the provisions of Section 5.14 have been satisfied with respect to any Subsidiary to be formed or acquired in connection with such Acquisition; or (ii) any other Acquisition consented to in advance in writing by the Lender.

“Permitted Encumbrances”: As defined in Section 6.14.

“Permitted Investments”: As defined in Section 6.12.

“Permitted Refinancing Indebtedness”: Any Indebtedness of the Borrowers issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund Indebtedness incurred pursuant to Section 6.13(b), Section 6.13(c), Section 6.13(d), Section 6.13(e), or Section 6.13(f) or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, (b) such refinancing or renewal does not add any Borrower as guarantor, obligor or grantor of security from that which applied to such Indebtedness being refinanced or renewed, (c) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus all accrued interest thereon and the amount of all fees, commissions, discounts, costs, expenses and premiums incurred in connection therewith), and (d) such refinancing or renewal Indebtedness has substantially the same (or, from the perspective of Lender, more favorable) subordination provisions, if any, as applied to the Indebtedness being renewed or refinanced.

“Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of a Borrower or of any ERISA Affiliate.

“Pledge Agreement”: Pledge Agreement dated as of October 15, 2004 made by the Borrowers for the benefit of the Lender, substantially in the form attached thereto as Exhibit E.

“Prepayment Event”: Means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Borrower or any Subsidiary, other than dispositions described in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d); provided, however, that in the case of dispositions permitted only pursuant to Section 6.2(d) that result in net proceeds in excess of $1,500,000 in the aggregate for the term of this Agreement such excess amount shall be subject to prepayment pursuant to Section 2.6(a); and

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary, but only to the extent that the Net Insurance/Condemnation Proceeds therefrom have not been applied, or committed pursuant to a written agreement (including any purchase orders) to be applied, to repair, restore or replace such property or asset within 180 days after such event, or within such other time as agreed to by the Lender with respect to the repair, restoration, or replacement of any real property.

“Privacy and Security Rules”: As defined in Section 4.13.

“Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

“Qualifying Appraisal”: As defined in Section 2.17.

“Qualified Transferee”: (a) The Lender or any Affiliate of the Lender that extends or invests in commercial loans, and (b) any commercial bank, savings and loan association or savings bank or any other entity having total assets in excess of $500,000,000, which extends credit or buys loans as one of its businesses, and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person proposed to become a Lender after the Closing Date and reasonably determined by the Borrowers’ Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Transferee.

“Rate Protection Agreement”: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which any Borrower hedges interest rate risk with respect to a portion of the Obligations.

“Real Estate Collateral Coverage”: The amount equal to the net book value of the Encumbered Real Estate, unless there exists a Qualifying Appraisal for such property issued no more than one year prior to any date of determination, in which case the applicable amount shall be the appraised value.

“Receivables”: Any right to payment, whether constituting an account, chattel paper, instrument, general intangible, payment intangible, healthcare insurance receivable, contract or otherwise, arising from the sale, rental or lease of healthcare goods or equipment, or the provision of services and any ancillary sales, including all rights and remedies to payment relating thereto, together with any and all proceeds in any way derived, directly or indirectly therefrom. The term “Receivables” shall include amounts due under capitation and similar agreements, amounts due the Borrowers for cost adjustments or undercharges for prior services, amounts due as any part of a disproportionate share or risk share payment, workmen’s compensation claims, or other right to payment for any work, service, work in progress or other thing of value performed by the Borrowers whether billed or not by the Borrowers, and any other claims to payment held by the Borrowers.

“Receivables Collateral Coverage”: The amount equal to the Net Collectible Value of all Eligible Receivables.

“Regulatory Change”: Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Lender under any federal, state or foreign laws or regulations by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Remittance Account”: As defined in Section 2.2(a).

“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

“Required Control Agreements”: The Control Agreements described on Schedule 1.1(b) hereto by and among the Lender and each Borrower, bank, issuer or securities intermediary listed thereon.

“Restricted Payments”: With respect to any Borrower and its Subsidiaries, collectively, all dividends or other distributions of any nature (cash, Equity Interests other than common stock of such Borrower, assets or otherwise), and all payments on any class of Equity Interests (including warrants, options or rights therefor) issued by such Borrower, whether such Equity Interests are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

“Revolving Commitment”: The obligation of the Lender to make Advances to the Borrowers.

“Revolving Commitment Amount”: Initially $15,000,000 but as the same may be reduced from time to time pursuant to Section 2.8.

“Revolving Commitment Fees”: As defined in Section 2.9.

“Revolving Loan” and “Revolving Loans”: As defined in Section 2.1(a).

“Revolving Loan Limit”: At any time, the lesser of (i) Availability, and (ii) the Revolving Commitment Amount.

“Revolving Note”: As defined in Section 2.1(a); a promissory note of the Borrowers evidencing the obligation of the Borrowers to repay the Revolving Loan.

“Security Agreement”: Security Agreement dated as of October 15, 2004 made by the Borrowers for the benefit of the Lender, substantially in the form attached thereto as Exhibit D.

“Security Documents”: The Security Agreement, the Required Control Agreements, the Pledge Agreement, the Mortgages and any other security agreements, pledge agreements, control agreements, mortgages, financing statements and other security documents entered into by the parties hereto or any other Persons or authorized to be filed or recorded pursuant to or in connection with this Agreement.

“Senior Officer”: As to any Person, the Chief Executive Officer, President, Executive Vice President, Vice President, Chief Financial Officer, or Controller, of such Person.

“Servicing Fees”: As defined in Section 2.11.

“SHSI”: SunLink Health Systems, Inc., an Ohio corporation.

“SHSI Affiliate Distributions”: Distributions, payments or prepayments by SHSI or, in the case of the UK Obligations the applicable Borrowers, with respect to (a) the repurchase or redemption by SHSI of its issued and outstanding stock, and (b) the UK Obligations, for which the aggregate amount of all such distributions under clauses (a) and (b) during the term of this Agreement shall not exceed $5,000,000 in the aggregate.

“Specified Lien”: As defined in Section 8.18(j).

“Subordinated Debt”: Any Indebtedness of any Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that the Lender has approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of any Borrower existing on the date of this Agreement, that the Lender has approved as Subordinated Debt in a writing delivered by the Lender to the Borrowers’ Agent on or prior to the Closing Date.

“Subsidiary”: Any corporation or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by any Borrower either directly or through one or more Subsidiaries, excluding Existing Foreign Subsidiaries.

“Taxes”: As defined in Section 2.16(a).

“Termination Date”: The earliest of (a) October 15, 2009, (b) the date on which the Revolving Commitment is terminated pursuant to Section 7.2 hereof or (c) the date on which the Revolving Commitment Amount is reduced to zero pursuant to Section 2.8 hereof.

“Term Loans”: Term Loan A and Term Loan B.

“Term Loan A”: As defined in Section 2.1(b).

“Term Loan A Commitment”: The agreement of the Lender to make Term Loan A to the Borrowers in the amount specified in Section 2.1(b) upon the terms and subject to the conditions of this Agreement.

“Term Loan B”: As defined in Section 2.1(c).

“Term Loan B Closing Date”: Any Business Day between the date of this Agreement and the date selected by the Borrowers for the making of Term Loan B, but no later than thirty (30) days after the date of this Agreement; provided, that all the conditions precedent to the obligation of the Lender to make Term Loan B or such Draws, as set forth in Article III, have been, or, on such Term Loan B Closing Date, will be, satisfied. The Borrowers’ Agent shall give the Lender not less than three (3) Business Days prior notice of the day selected as the Term Loan B Closing Date.

“Term Loan B Commitment”: The agreement of the Lender to make Term Loan B to the Borrowers in the amount specified in Section 2.1(c) upon the terms and subject to the conditions of this Agreement.

“Term Loan B Commitment Fees”: As defined in Section 2.10.

“Term Loan B Draw”: As defined in Section 2.1(c).

“Term Loan B Origination Fee”: The fee payable to the Lender in an amount determined by applying a rate of 1.00% to the Term Loan B Commitment of the Lender.

“Term Notes”: Term Note A and Term Note B.

“Term Note A”: The Note described in Section 2.1(b)(iii), evidencing the obligation of the Borrowers to repay Term Loan A.

“Term Note(s) B”: The Note(s) described in Section 2.1(c)(iii), evidencing the obligation of the Borrowers to repay Term Loan B.

“Total Liabilities”: At the time of any determination, the amount, on a consolidated basis, of all items of Indebtedness of the Borrowers and their Subsidiaries that would constitute “liabilities” for balance sheet purposes in accordance with GAAP.

“Total Debt”: At the time of any determination, the aggregate stated balance sheet amount of the Funded Debt of the Borrowers and their Subsidiaries determined on a consolidated basis.

“Total Outstandings”: At the time of any determination, the sum of the unpaid principal balance of the Revolving Note, the unpaid principal balance of Term Note(s) A and the unpaid principal balance of Term Note(s) B and all interest, cost or expenses due to the Lender under this Agreement and the other Loan Documents.

“Transactions Rule”: As defined in Section 4.13.

“TRICARE”: Collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as CHAMPUS (Civilian Health and Medical Program of the Uniformed Services), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Type”: Relative to any Receivables, each applicable aging category (e.g., 0-30 days, 31-60 days, 61-90 days, etc.) up to and exceeding the Cut-off Period, Obligor type (e.g., Medicare, Medicaid, MediCal, institutional payors, commercial insurance payors, or individual/self pay (if applicable)), and/or other category or subset of Receivables used by the Lender to calculate the Net Collectible Value applicable to Receivables pursuant to the Lender’s NCV calculation methodology described in Exhibit H.

“UCC”: The Uniform Commercial Code, as adopted in the State of Minnesota, as amended or supplemented from time to time.

“UK Subsidiaries”: KRUG International (“U.K.”), Ltd., a company organized under the laws of the United Kingdom, and Bradley International Holdings, Ltd., a company organized under the laws of the United Kingdom.

“UK Obligations”: The inter-company payables and other obligations, including, without limitation, any contingent obligations (including those arising under certain preferred stock issued and outstanding to KRUG International (“U.K.”), Ltd. by Sunlink Healthcare, LLC, formerly know as Sunlink Healthcare, Inc.) due from the Borrowers or any of them to, or on behalf of, the UK Subsidiaries, as set forth on Schedule 6.15 hereto.

“Unused Revolving Commitment”: As of any date of determination, the amount by which the Revolving Commitment Amount exceeds the principal amount of unpaid Advances owing on such date.

“United States”: Shall have the meanings specified in Section 7701 of the Internal Revenue Code.

“U.S. Taxes”: As defined in Section 2.16(e).

“Working Capital”: The amount of the excess, if any, of the Consolidated Current Assets over the Consolidated Current Liabilities of the Borrowers.

Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrowers and the Lender agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4 Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Lender, and shall survive any termination of such other agreements until the obligations of the Borrowers under this Agreement and the Notes are irrevocably paid in full, and the commitments of the Lender to advance funds to any Borrower are terminated. Whenever the word “knowledge” or a word of similar import relating to the knowledge or awareness of the Borrowers is used in this Agreement or the other Loan Documents, such phrase shall mean or refer to the actual knowledge of a Senior Officer of Borrower having responsibility for such matters and assumes that each Borrower maintains and applies appropriate policies and procedures to ensure that each Senior Officer is advised of all material matters and occurrences within the responsibility of such Senior Officer.

ARTICLE II

TERMS OF THE CREDIT FACILITIES

Section 2.1 Lending Commitments. On the terms and subject to the conditions hereof, the Lender agrees to make the following lending facilities available to the Borrowers:

(a) Revolving Credit. A revolving loan facility (each a “Revolving Loan” and, collectively, the “Revolving Loans”) available to the Borrowers, jointly and severally, on a revolving basis as advances (each, an “Advance”) at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrowers may borrow, repay and reborrow in accordance with the provisions hereof within the limits of the Revolving Loan Limit. The Lender shall have no obligation to make, and the Borrowers shall have no right to obtain or to permit to remain outstanding, any Advance or Advances that would cause the total outstanding Advances to exceed the Revolving Commitment Amount or cause the Total Outstandings to exceed the Borrowing Base or to violate Section 6.18. The Borrowers shall jointly and severally execute and deliver to the Lender a note to evidence the Revolving Loans. The note shall be in the principal amount of the Revolving Commitment Amount, dated the Closing Date and substantially in the form of Exhibit A (the “Revolving Note”).

(b) Term Loan A. A term loan to the Borrowers, jointly and severally, available in one draw on the Closing Date, in an amount equal to $10,000,000 (“Term Loan A”); provided, that the Lender shall have no obligation to make, and the Borrowers shall have no right to obtain or to permit to remain outstanding, any amount of Term Loan A that would cause Total Outstandings to exceed the Borrowing Base or to violate Section 6.18.

(i) The Borrowers, jointly and severally, shall repay Term Loan A through periodic payments as indicated in Section 2.5(a) below.

(ii) The final installment of Term Loan A shall in all events equal the entire remaining principal balance of Term Loan A and shall be due and payable in full on the Termination Date. Amounts borrowed under this Section 2.1(b) and repaid may not be reborrowed.

(iii) Term Loan A shall be evidenced by a promissory note substantially in the form of Exhibit B (“Term Note A”), and the Borrowers shall jointly and severally execute and deliver Term Note A to the Lender. Term Note A shall represent the joint and several obligation of each Borrower to pay Term Loan A, together with interest thereon.

(iv) The aggregate principal amount of Term Loan A advanced to each Borrower shall be the primary obligation of that Borrower (but shall also be guaranteed, jointly and severally, by all other Borrowers pursuant to Section 8.18).

(c) Term Loan B. A term loan to the Borrowers, jointly and severally, in an amount of up to $5,000,000 (“Term Loan B”) available as multiple draws (each, a “Term Loan B Draw”) at any time and from time to time commencing on the Term Loan B Closing Date to the Termination Date; provided, that the Lender shall have no obligation to make, and the Borrowers shall have no right to obtain or to permit to remain outstanding, any Term Loan B Draw or Term Loan B Draws that would cause the total Term Loan B Draws made to Borrowers to exceed the Term Loan B Commitment or cause the Total Outstandings to exceed the Borrowing Base or to violate Section 6.18.

(i) The Borrowers, jointly and severally, shall repay Term Loan B through periodic payments as indicated Section 2.5(b) below.

(ii) The final installment of Term Loan B shall in all events equal the entire remaining principal balance of Term Loan B and shall be due and payable in full on the Termination Date. Amounts borrowed under this Section 2.1(c) and repaid may not be reborrowed.

(iii) Term Loan B shall be evidenced by one promissory note for each Term Loan B Draw, substantially in the form of Exhibit C (the “Term Note B”), and, the Borrowers shall jointly and severally execute and deliver each Term Note B to the Lender. Each Term Note B shall represent the joint and several obligation of each Borrower to pay the Term Loan B Draw, together with interest thereon.

(iv) The aggregate principal amount of Term Loan B advanced to each Borrower shall be the primary obligation of that Borrower (but shall also be guaranteed, jointly and severally, by all other Borrowers pursuant to Section 8.18).

Section 2.2 Procedure for Loans. This is the procedure for obtaining Loans:

(a) Procedure for Revolving Loans. Any request by the Borrowers’ Agent for an Advance hereunder shall be in writing, or by telephone and in writing, and must be given so as to be received by the Lender not later than 1:00 p.m. (Dallas time) one (1) Business Day prior to the requested Advance Date. Each request for an Advance hereunder shall be irrevocable and shall be deemed a representation by each Borrower that on the requested Advance Date and after giving effect to the requested Advance the applicable conditions specified in Article III have been and will be satisfied, except for those conditions waived in writing by the Lender with respect to such request. Each request for an Advance hereunder shall specify (i) the requested Advance Date and (ii) the amount of the Advance to be made on such date which shall be in a minimum amount of $100,000 or, if more, integral multiples of $100,000 in excess thereof. The Lender may rely on any telephone request by a Senior Officer of the Borrowers’ Agent for an Advance hereunder which it believes in good faith to be genuine (provided that the Borrowers’ Agent shall also be required to promptly confirm each telephone request in writing); and each Borrower hereby waives the right to dispute the Lender’s record of the terms of such telephone request. Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will make available to the Borrowers’ Agent by remittance to the deposit account designated by the Borrowers’ Agent from time to time in writing to the Lender, provided that such deposit account is subject to a security interest in favor of the Lender (the “Remittance Account”) in Immediately Available Funds not later than 3:00 p.m. (Dallas time) on the requested Advance Date the amount of the requested Advance.

(b) Procedure for Term Loan A. The Borrowers’ Agent shall deliver a written notice of borrowing, no later than 11:00 p.m. (Dallas time) one (1) Business Day prior to the Closing Date. The request for Term Loan A hereunder shall be irrevocable and shall be deemed a representation by each Borrower that on the Closing Date and after giving effect to Term Loan A the applicable conditions specified in Article III have been and will be satisfied, except for those conditions waived in writing by the Lender with respect to such request. Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will make available to the Borrowers’ Agent by 2:00 p.m. (Dallas time) on the Closing Date the amount of Term Loan A by remittance to the Remittance Account.

(c) Procedure for Term Loan B. Any request by the Borrowers’ Agent for a Term Loan B Draw hereunder shall be in writing and must be given so as to be received by the Lender not later than 1:00 p.m. (Dallas time) three (3) Business Days prior to the requested Draw Date. Each request for a Term Loan B Draw hereunder shall be irrevocable and shall be deemed a representation by each Borrower that on the requested Draw Date and after giving effect to the requested Term Loan B Draw the applicable conditions specified in Article III have been and will be satisfied, except for those conditions waived in writing by the Lender with respect to such request. Each request for a Term Loan B Draw hereunder shall specify (i) the requested Draw Date and (ii) the amount of the Term Loan B Draw to be made on such date which shall be in a minimum amount of $500,000 or, if more, integral multiples of $100,000 in excess thereof. Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will make available to the Borrowers’ Agent by 2:00 p.m. (Dallas time) on the requested Draw Date the amount of the requested Term Loan B Draw by remittance to the Remittance Account.

Section 2.3 Records. The Lender shall enter in its ledgers and records the amount of Term Loan A, Term Loan B and the Advances made and the repayments made thereon, and the Lender is authorized by each Borrower to enter on a schedule attached to Term Note A, Term Note B or the Revolving Note, as appropriate, a record of such Term Loans, Advances and repayments; provided, however that the failure by the Lender to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrowers hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrowers in respect of the Revolving Note shall be the aggregate amount of all Revolving Loans made by the Lender less all payments of principal thereof made by the Borrowers and the principal amount owing by the Borrowers in respect of the Term Notes shall be the aggregate amount of the Term Loans less all payments of principal thereof made by the Borrowers.

Section 2.4 Interest Rates, Interest Payments and Default Interest.

(a) The Advances. Interest shall accrue and be payable on the Revolving Loans as follows:

(i) Subject to subsection (a)(ii) below, each Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the Applicable Revolving Margin.

(ii) Upon the occurrence and during the continuation of an Event of Default, each Advance shall, at the option of the Lender, bear interest until paid in full at a rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the Applicable Revolving Margin, plus (C) 2.0%.

(iii) Interest shall be payable on the last day of each month, upon any permitted prepayment (on the amount prepaid) made in connection with a reduction of the Revolving Commitment Amount, and on the Termination Date; provided that interest under subsection (a)(ii) of this Section shall be payable on demand.

(b) The Term Loans. Interest shall accrue and be payable on the Term Loans as follows:

(i) Subject to subsection (b)(ii) below, the Term Loans shall bear interest on the unpaid principal balance thereof at a varying rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the Applicable Term Margin.

(ii) Upon the occurrence and during the continuation of an Event of Default, the Term Loans shall, at the option of the Lender, bear interest until paid in full at a rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the Applicable Term Margin, plus (C) 2.0%.

(iii) Interest shall be payable (A) on the last day of each month; (B), upon any permitted prepayment (on the amount prepaid); and (C) on the scheduled maturity date of the Term Notes; provided that interest under subsection (b)(ii) of this Section shall be payable on demand.

Section 2.5 Repayment. The unpaid principal balance of the Revolving Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date. The principal of the Term Loans shall be payable as follows:

(a) The principal of Term Loan A shall be payable in (i) equal installments of FIFTY-FIVE THOUSAND FIVE HUNDRED FIFTY-FIVE DOLLARS AND 56/100 CENTS ($55,555.56) on the first Business Day of each month commencing on November 1, 2004, and (ii) one balloon payment on the Termination Date equal to any unpaid principal balance, together with all accrued and unpaid interest.

(b) The principal of each Term Loan B Draw shall be payable in (i) equal installments, calculated on the basis of a 15-year straight line amortization of principal outstanding thereunder, on the first Business Day of each month commencing the first month after such Term Loan B Draw is made, and (ii) one balloon payment on the Termination Date equal to any unpaid principal balance, together with all accrued and unpaid interest.

Section 2.6 Prepayments.

(a) Mandatory Prepayments for a Prepayment Event. If at any time a Prepayment Event occurs, the Borrowers shall immediately pay to the Lender the net cash proceeds realized by such Prepayment Event. Any such prepayments shall be applied to the Loans in accordance with Section 2.6(d).

(b) Other Mandatory Prepayments. If at any time the Total Outstandings exceed the Borrowing Base, the Borrowers shall immediately repay to the Lender the amount of such excess.

(c) Optional Prepayments. The Borrowers may prepay Advances or the Term Loans, in whole or in part, at any time, without premium or penalty. Any such prepayment of the Term Loans and any prepayments in full of all Advances and termination of the Revolving Commitment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment on any of the Term Loans shall be in a minimum amount of $100,000 or an integral multiple thereof. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitment in whole) or prepaid on the Revolving Loan under this subsection (c) may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts prepaid on the Term Loans may not be reborrowed.

(d) Application of Proceeds. With respect to any prepayments made by any Borrower pursuant to Section 2.6(c), the Borrowers’ Agent may elect to have any such prepayment applied to the Advances or the Term Loans. With respect to any prepayments made by any Borrower pursuant to Section 2.6(a), (b), or (c) (other than optional prepayments of Advances as elected by Borrower pursuant to the immediately preceding sentence), such prepayments shall first be applied in payment of Term Loan B, and, in each instance, pro rata against all remaining payments thereon, and, at any time after Term Loan B shall have been prepaid in full, such prepayments shall, second, be applied in payment of Term Loan A, and, in each instance, pro rata against all remaining payments thereon, and, at any time after Term Loan A shall have been prepaid in full, such prepayments shall, third, be applied to reduce the outstanding principal balance of the Advances if applicable (without any reduction of the Revolving Commitment Amount). Notwithstanding the foregoing, at any time that Term Loan A remains outstanding the Lender may elect, by notice to the Borrowers’ Agent at least one Business Day prior to any prepayment of the Term Loans required or permitted to be made by Borrowers for the account of such Lender pursuant to this Section 2.6, to cause all or a portion of such prepayment to be applied instead to prepay Term Loan A, in which case such prepayment shall be applied pro rata against remaining payments of Term Loan A.

Section 2.7 Mandatory Prepayment of Term Loan B from Excess Cash Flow. Within one hundred twenty (120) days after the end of each fiscal year commencing with the fiscal year ended June 30, 2005 (it being understood that with respect to fiscal year 2005, the time period for the calculation of Consolidated Excess Cash Flow shall commence on the Closing Date and end on June 30, 2005), Borrowers, jointly and severally, shall prepay the outstanding principal of Term Loan B in an amount equal to fifty percent (50%) of the Consolidated Excess Cash Flow for such fiscal year, which prepayment shall be applied pro rata against remaining payments of Term Loan B. The calculation shall be based on the consolidated audited Financial Statements for the Borrowers and their Subsidiaries. Such prepaid amounts may not be reborrowed.

Section 2.8 Optional Reduction of Revolving Commitment Amount or Termination of Revolving Commitment. The Borrowers may, at any time, upon not less than three (3) Business Days prior written notice from the Borrowers’ Agent to the Lender, reduce the Revolving Commitment Amount with any such reduction in a minimum amount of $500,000, or, if more, in integral multiples of $100,000 in excess thereof; provided, however, that the Borrowers may not at any time reduce the Revolving Commitment Amount below the unpaid principal balance of the Revolving Note. The Borrowers’ Agent may, at any time, upon not less than three (3) Business Days prior written notice from the Borrowers’ Agent to the Lender, terminate the Revolving Commitment in its entirety. Upon termination of the Revolving Commitment pursuant to this Section, the Borrowers shall pay to the Lender the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination and all other unpaid Obligations of the Borrowers to the Lender hereunder.

Section 2.9 Revolving Commitment Fee. The Borrowers shall pay to the Lender fees (the “Revolving Commitment Fees”) in an amount determined by applying a rate of 0.50% per annum to the average daily Unused Revolving Commitment of the Lender for the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable in arrears monthly on the last day of each month and on the Termination Date.

Section 2.10 Term Loan B Commitment Fee. The Borrowers shall pay to the Lender fees (the “Term Loan B Commitment Fees”) in an amount determined by applying a rate of 0.50% per annum to difference between the average daily Term Loan B balance and the Term Loan B Commitment of the Lender for the period from the Closing Date to the Termination Date. Such Term Loan B Commitment Fees are payable in arrears monthly on the last day of each month and on the Termination Date.

Section 2.11 Servicing Fee. The Borrowers shall pay to the Lender fees (the “Servicing Fees”) in an amount determined by applying a rate of 0.45% per annum to the aggregate average daily balance of the Loans for the period from the Closing Date to the Termination Date. Such Servicing Fees are payable in arrears monthly on the last day of each month and on the Termination Date.

Section 2.12 Computation. The Fees and interest on the Loans shall be computed on the basis of actual days elapsed and a year of 360 days.

Section 2.13 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Lender shall be made without setoff or counterclaim in Immediately Available Funds not later than 1:00 p.m. (Dallas time) on the dates called for under this Agreement and the Notes to the Lender in accordance with the wire instructions set forth on the attached Exhibit K. Funds received after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

Section 2.14 Use of Loan Proceeds. The proceeds of Term Loan A shall be used for refinancing the Borrower’s existing Indebtedness, funding the payment of fees and expenses hereunder and for general business purposes in a manner not in conflict with any of the Borrowers’ covenants in this Agreement, but excluding funding of permitted SHSI Affiliate Distributions and Permitted Acquisitions. The proceeds of Term Loan B may be used for the SHSI Affiliate Distributions, Permitted Acquisitions and for the purposes set forth in the immediately preceding sentence. The proceeds of the Advances shall be used for refinancing the Borrower’s existing indebtedness and general business purposes in a manner not in conflict with any of the Borrowers’ covenants in this Agreement, but excluding funding of permitted SHSI Affiliate Distributions and Permitted Acquisitions.

Section 2.15 Adjustment of NCV. Until notice of a change has been delivered to Borrowers’ Agent, the applicable NCV of Eligible Receivables by Obligor Type shall be as set forth in Exhibit H. The Lender has the right, in its reasonable credit judgment, to adjust any applicable NCV Percentage at any time, based upon the criteria, and in accordance with the Lender’s methodology of calculating such NCV, as set forth in Exhibit H. Each change in any NCV shall be effective immediately upon receipt by the Borrower of the Lender’s notification of such change to Borrower.

Section 2.16 Taxes.

(a) Any and all payments by the Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).

(b) The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c) The Borrowers shall indemnify the Lender for the full amount of Taxes or Other Taxes imposed on or paid by the Lender and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

(d) The Borrowers shall furnish to the Lender, upon Lender’s request, at Lender’s address referred to on the signature page hereof a certified copies of receipts evidencing payment of Taxes.

(e) If any Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States, any possession or territory of the United States (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States (“U.S. Taxes”) from any payments to the Lender pursuant to any Loan Document in respect of the Obligations payable to the Lender the then or thereafter outstanding, such Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law, unless such payments are being diligently contested and such Borrower has established adequate reserves with respect to such amounts.

Section 2.17 Appraisals. The Lender, in its sole discretion, may, and upon the written request of the Borrowers’ Agent will, obtain an appraisal of any Encumbered Real Estate, Encumbered Equipment or Eligible Inventory from an AMI certified appraiser reasonably satisfactory to the Lender and the Borrowers’ Agent in case of the Encumbered Real Estate and any experienced equipment or inventory appraiser reasonably satisfactory to the Lender and the Borrowers’ Agent in case of the Encumbered Equipment or Eligible Inventory, each of which shall be conducted on a “going concern” basis in the case of assets of any Borrower that is a going concern and otherwise on an orderly liquidation value basis (a “Qualifying Appraisal”). Upon obtaining any such Qualifying Appraisal, the Lender shall notify the Borrowers’ Agent of the appraised value of the property that is the subject thereof and upon such notification such appraised value shall be used to determine the Collateral Coverage Ratio for one year after the date of the issuance of the appraisal in the case of Encumbered Real Estate and Encumbered Equipment, and three months in the case of Eligible Inventory, except as otherwise provided herein. Unless an Event of Default has occurred and is continuing, (a) the Borrowers shall be responsible only for the payment of costs and expenses for a Qualified Appraisal requested by it and (b) no more than one appraisal shall be conducted for any particular item of Collateral during each calendar year in the case of Encumbered Real Estate and Encumbered Equipment, and each calendar quarter in the case of Eligible Inventory. If an Event of Default has occurred and is continuing the Borrowers shall be responsible for the payment of costs and expenses for a Qualified Appraisal.

Section 2.18 Wire Transfer Fee. The Borrowers shall pay to the Lender $20.00 for each wire transfer initiated by the Lender in connection with this Agreement.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions of Initial Transaction. The making of Term Loan A and the initial Advance on the Revolving Loan shall be subject to the prior or simultaneous fulfillment of the following conditions, unless waived in writing by the Lender:

(a) Documents. The Lender shall have received the following:

(i) The Revolving Note and Term Note A, executed by a duly authorized officer (or officers) of the Borrowers and dated the Closing Date.

(ii) The Security Documents (not including the Mortgages and Required Control Agreements described in Part B of Schedule 1.1(b)), as described in Section 3.1(d), duly executed by the respective parties thereto.

(iii) A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of each Borrower dated as of the Closing Date and certifying to the following:

(A) A true and accurate copy of the corporate (or other) resolutions of such Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party contemplated hereby and thereby;

(B) The incumbency, names, titles and signatures of the officers of such Borrower authorized to execute the Loan Documents to which such Borrower is a party and to request Advances and Term Loans;

(C) A true and accurate copy of the Articles of Incorporation or Certificate of Incorporation (or the equivalent) of each Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of organization as of a date not more than thirty (30) days prior to the Closing Date; and

(D) A true and accurate copy of the bylaws (or other constitutive documents) for such Borrower.

(iv) A certificate of good standing for each Borrower in the jurisdiction of its incorporation or organization, certified by the appropriate governmental officials as of a date not more than thirty (30) days prior to the Closing Date.

(v) A certificate dated the Closing Date of the chief executive officer or chief financial officer (or other appropriate officer) of each Borrower certifying that there has been no Material Adverse Occurrence since June 30, 2003 and further certifying as to the matters set forth in Section 3.3(a) and Section 3.3(b) below.

(vi) An initial Compliance Certificate.

(vii) An initial Borrowing Base Certificate.

(viii) Certificates of insurance with respect to each of the businesses and real properties of the Borrowers and their Subsidiaries in such amounts and with such carriers as shall be reasonably acceptable to the Lender.

(ix) Financing statements for each Borrower as required by the Lender.

(x) Business Associate Agreement substantially in the form of Exhibit J, duly executed by each Borrower listed on Exhibit J-1.

(b) Opinion. The Borrowers shall have requested Smith, Gambrell & Russell, LLP, their counsel, to prepare a written opinion, addressed to the Lender and dated the Closing Date, substantially in the form of Exhibit I-1 hereto, and such opinion shall have been delivered to the Lender.

(c) Compliance. Each Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by such Borrower prior to or simultaneously with the Closing Date.

(d) Security Documents. All Security Documents (or financing statements with respect thereto) except for the Mortgages, in form for filing and recording shall have been received by the Lender to the satisfaction of the Lender; any pledged collateral shall have been duly delivered to the Lender (including in the case of certificates evidencing Equity Interests the delivery of undated stock powers and other documents of transfer executed in blank); and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Lender and its counsel.

(e) Other Matters. All corporate and legal proceedings relating to the Borrowers and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Lender and its counsel, and the Lender shall have received all information and copies of all documents, including records of corporate proceedings, as the Lender or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

(f) Fees and Expenses. The Lender shall have received all fees, including, without limitation, the Initial Loans Origination Fee, and other amounts due and payable by the Borrowers on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 8.2.

Any one or more of the conditions set forth above which have not been satisfied by the Borrowers on or prior to the date of disbursement of the initial Loan under this Agreement shall not be deemed permanently waived by the Lender unless the Lender shall waive the same in a writing which expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Lender may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any subsequent Loan hereunder and failure by the Borrowers to comply with any such condition within five (5) Business Day’s written notice from the Lender to the Borrowers’ Agent shall constitute an Event of Default under this Agreement.

Section 3.2 Conditions to Term Loan B Closing. The making of the initial Term Loan B Draw shall be subject to the prior or simultaneous fulfillment of the following conditions, unless waived in writing by the Lender:

(a) Documents. The Lender shall have received the following:

(i) A Term Note B in the amount of the initial Term Loan B Draw, executed by a duly authorized officer (or officers) of the Borrowers and dated the Term Loan B Closing Date.

(ii) The Mortgages duly executed by the respective parties thereto.

(iii) The other Security Documents, as described in Section 3.2(d) including the Required Control Agreements described in Part B of Schedule 1.1(b) (unless satisfactory evidence is provided of the closure of any Deposit Accounts described therein), duly executed by the respective parties thereto.

(iv) A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of each Borrower dated as of the Term Loan B Closing Date and certifying that there have been no amendments, or revisions of:

(A) The resolutions of such Borrower authorizing the Term Loan B transaction; and

(B) The Articles of Incorporation and Certificate of Incorporation (or the equivalent) or the bylaws (or other governing documents) for such Borrower;

(v) A certificate of good standing for each Borrower in the jurisdiction of its incorporation or organization, certified by the appropriate governmental officials as of a date not more than thirty (30) days prior to the Term Loan B Closing Date.

(vi) A certificate dated the Term Loan B Closing Date of the chief executive officer or chief financial officer (or other appropriate officer) of each Borrower certifying as to the matters set forth in Section 3.3(a) and Section 3.3(b) below.

(vii) A Compliance Certificate dated as of the Term Loan B Closing Date.

(viii) Landlord’s waivers or bailee’s waivers for locations identified on Schedule 3.2.

(b) Opinion. The Borrowers shall have requested their counsel, to prepare written opinions, addressed to the Lender and dated the Term Loan B Closing Date, covering the matters set forth in Exhibit I-2 hereto, and such opinion shall have been delivered to the Lender.

(c) Compliance. Each Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by such Borrower prior to or simultaneously with the Term Loan B Closing Date.

(d) Security Documents. All Security Documents (or financing statements with respect thereto) shall have been appropriately filed or recorded to the satisfaction of the Lender; any pledged collateral shall have been duly delivered to the Lender (including in the case of certificates evidencing Equity Interests the delivery of undated stock powers and other documents of transfer executed in blank); any title insurance required by the Lender (with endorsements required by the Lender) shall have been obtained and be satisfactory to the Lender; and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Lender and its counsel.

(e) Other Matters. All corporate and legal proceedings relating to the Borrowers and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Lender and its counsel, and the Lender shall have received all information and copies of all documents, including records of corporate proceedings, as the Lender or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

(f) Fees and Expenses. The Lender shall have received all fees, including, without limitation, the Term Loan B Origination Fee, and other amounts due and payable by the Borrowers on or prior to the Term Loan B Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 8.2.

Any one or more of the conditions set forth above which have not been satisfied by the Borrowers on or prior to the date of disbursement of Term Loan B under this Agreement shall not be deemed permanently waived by the Lender unless the Lender shall waive the same in a writing which expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Lender may at any time subsequent thereto insist upon compliance and satisfaction of any such condition as a condition to any subsequent Loan hereunder and failure by the Borrowers to comply with any such condition within fifteen (15) Business Days written notice from the Lender to the Borrowers’ Agent shall constitute an Event of Default under this Agreement.

Section 3.3 Conditions Precedent to the Term Loans and all Advances. The obligation of the Lender to make the Term Loans and any Advances hereunder (including the initial Advance on the Revolving Loan) are further conditioned upon the satisfaction of the following, except those conditions waived by the Lender in writing:

(a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality in which case such specific materiality qualifiers shall apply) on and as of the Closing Date, the Term Loan B Closing Date, on the date of each Advance and on the date of each Term Loan B Draw, as the case may be, with the same force and effect as if made on such date, unless such representation and warranty expressly applies to an earlier date, in which case such representation and warranty shall be deemed made as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date, the Term Loan B Closing Date and on the date of each Advance and each Term Loan B Draw, as the case may be, or will exist after giving effect to the Loans made on such date.

(c) Notices and Requests; Notes. The Lender shall have received the Borrowers’ Agent’s request for such Term Loans or such Advance as required under Section 2.2, and a Term Note B in the amount of each Term Loan B Draw duly executed by the Borrowers.

Section 3.4 Conditions Subsequent. Whether or not the Borrowers’ Agent or any Borrower shall request a Term Loan B Draw by November 15, 2004, the Borrower shall (a) satisfy the conditions specified in Sections 3.2(a)(ii), (iii) and (viii), Section 3.2(b), Section 3.2(d) and Section 3.2(e), (b) deliver to the Lender, evidence, reasonably satisfactory to the Lender that Healthmont of Georgia, Inc., a Tennessee corporation, has filed its corporation annual report with the Secretary of State for the State of Tennessee and is in good standing, and (c) shall provide evidence satisfactory to the Lender of the termination or release of all Liens of record that are not Permitted Encumbrances.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make Term Loans and Advances hereunder, each Borrower represents and warrants to the Lender for itself and each other Borrower:

Section 4.1 Organization, Standing, Etc. Each Borrower is a duly organized and validly existing and in good standing under the laws of the jurisdiction named in the opening paragraph hereof. Each Borrower has all requisite power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations under the Loan Documents. Each Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. Each of the Borrowers and the Subsidiaries is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify could reasonably be expected to result in or be a Material Adverse Occurrence.

Section 4.2 Authorization and Validity. The execution, delivery and performance by each Borrower and each Subsidiary of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action by such Borrower or such Subsidiary. This Agreement constitutes, and the Notes and other Loan Documents when executed will constitute, the legal, valid and binding obligations of each Borrower executing the same, enforceable against each Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

Section 4.3 No Conflict; No Default. The execution, delivery and performance by each Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Borrower, (b) violate or contravene any provision of the Articles or Certificates of Incorporation, bylaws or partnership agreement of such Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. No Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute a Material Adverse Occurrence.

Section 4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Subsidiary to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents to which it is a party, except for any necessary filing or recordation of or with respect to any of the Security Documents.

Section 4.5 Financial Statements and Condition.

(a) All financial statements, certificates and reports delivered by the Borrowers to the Lender (including, without limitation, all such financial statements delivered in connection with the Lender’s due diligence and underwriting with respect to this transaction), have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrowers and their Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, no Borrower or any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since June 30, 2004, there has been no Material Adverse Occurrence.

(b) All financial projections and certificates delivered by the Borrowers to the Lender (including, without limitation, all such financial statements delivered in connection with the Lender’s due diligence and underwriting with respect to this transaction) have been prepared in good faith, based on assumptions which were reasonable when made, all of which material assumptions are stated therein, and reflect reasonable estimates of the Borrowers of the results of operation and other information projected therein. To the knowledge of the Borrowers, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.

Section 4.6 Litigation. Except as set forth on Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to any Borrower or any Subsidiary, would constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against any Borrower or Subsidiary, the satisfaction or payment of which would constitute a Material Adverse Occurrence.

Section 4.7 Conduct of Business; Permits. The primary business of the Borrowers is, and will at all times continue to be, the provision of healthcare services, healthcare products, ancillary healthcare support and/or healthcare goods and equipment. The Borrowers have all necessary permits, licenses, agreements, accreditations, certifications, contracts and governmental consents necessary to operate and conduct their business as it is presently being conducted, subject to minor exceptions and deficiencies which could not reasonably be expected to result in a Material Adverse Occurrence.

Section 4.8 Environmental, Health and Safety Laws. There does not exist any violation by any Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which has, will or threatens to impose a material liability on a Borrower or a Subsidiary or which has required or would require a material expenditure by a Borrower or a Subsidiary to cure. No Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to constitute a Material Adverse Occurrence. Except as set out on Schedule 4.8 attached hereto, no Borrower has knowledge that it or its property or any Subsidiary or the property of any Subsidiary will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures which would constitute a Material Adverse Occurrence.

Section 4.9 Compliance With Health Care Laws.

(a) Each Borrower and each of its respective Subsidiaries has complied during the past three years and presently complies in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all applicable governmental authorities affecting the conduct of each Borrower and its respective Subsidiaries with respect to its health care businesses (including, without limitation, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute;” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn, commonly referred to as the “Stark Statute” (collectively, “Health Care Laws”)).

(b) Each Borrower and each of its respective Subsidiaries has maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Health Care Organizations (if necessary for the services provided by any Borrower or for any program in which any of them participate), the Food and Drug Administration, Drug Enforcement Agency, State Boards of Pharmacy and the Medicare, Medicaid and other governmental health care programs as and as to the extent required by the Health Care Laws. Each Borrower and each of its respective Subsidiaries has all applicable permits (including, without limitation, such permits as are required under such federal, state and other health care laws) to receive reimbursement under Medicare, Medicaid and other governmental health care programs. Each Borrower and each of its respective Subsidiaries has in place a compliance plan to ensure compliance with the Health Care Laws.

(c) None of the Borrowers nor any of their respective Subsidiaries are or, to the best knowledge of each Borrower and each of its respective Subsidiaries, are likely to become the subject of investigations, restrictions, deficiencies, required plans of corrective action, corporate integrity agreements or other such remedial measures with respect to Medicare and/or Medicaid certifications, licensure or the Health Care Laws. None of the Borrowers nor any of their respective Subsidiaries have been convicted of, charged with or investigated for any material Medicare, Medicaid or other governmental health program-related offense, or have been debarred, excluded or suspended from participation in Medicare, Medicaid or any other governmental health care program, or have been subject to any order or consent decree of, or material criminal or civil fine or penalty imposed by, any court or governmental authority related to the Health Care Laws. Each Borrower and each of its respective Subsidiaries is in compliance with Medicare Conditions of Participation, is a participating provider in good standing with Medicare and Medicaid, and has no knowledge of any material overpayments from Medicare or another governmental health care program other than those for which appropriate reserves have been taken on the books and records of the Borrowers. None of the Borrowers nor any of their respective Subsidiaries have arranged or contracted with (by employment or otherwise) any individual or entity that any Borrower or any of its Subsidiaries knows or should know is excluded from participation in a federal health care program, as defined in 42 U.S.C. § 1320a-7b(f), for the provision of items or services for which payment may be made under such federal health care program. To the best knowledge of each Borrower and each of its respective Subsidiaries, there is no basis upon which any of the Borrowers or any of their respective Subsidiaries may be subject to permissive exclusion from participation in a federal health care program pursuant to 42 C.F.R. 1001.1001.

Section 4.10 Compliance with Health Plans. None of the Borrowers nor any of their respective Subsidiaries are in material default or breach under any agreement or arrangement with any nongovernmental health plan, insurance company, employer or third party payor that is currently doing business with a Borrower or its respective Subsidiaries (collectively, “Third Party Payors” and individually, “Third Party Payor”). Each Borrower and each of its respective Subsidiaries has provided services and billed all Third Party Payors for such services in material compliance with its agreement and arrangement with such Third Party Payors, as well as any applicable rules and regulations of such Third Party Payors. None of the Borrowers nor any of their respective Subsidiaries have received notice that any Third Party Payor intends to terminate, limit or restrict its relationship with any of the Borrowers or their respective Subsidiaries.

Section 4.11 Physician Agreements. None of the Borrowers nor any of their respective Subsidiaries have in place any agreement, contract or other arrangement with any physician or physician group other than those in writing that are in substantial compliance with the form agreements provided to the Lender prior to the date hereof.

Section 4.12 Funds from Restricted Grants. Except as described on Schedule 4.12, none of the Collateral is subject to, and each of the Borrowers shall indemnify and hold the Lender harmless from and against, any liability in respect of amounts received by any Borrower, any of their respective Subsidiaries or others for the purchase or improvement of the Collateral or any part thereof under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.

Section 4.13 HIPAA Compliance. To the extent applicable to a Borrower and for so long as (a) any of the Borrowers or any of their respective Subsidiaries is a “covered entity” as defined in 45 C.F.R. § 160.103, (b) any Borrower, any Subsidiary of any Borrower and/or any of

their respective businesses or operations are subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (c) any Borrower or any Subsidiary of a Borrower sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, the applicable Borrower or Subsidiary of a Borrower, as the case may be has: (i) completed, or will complete on or before any applicable compliance date, thorough and detailed surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all material areas of its business and operations subject to HIPAA and/or that could be materially and adversely affected by the failure of a Borrower or Subsidiary of a Borrower, as the case may be, to be HIPAA Compliant to the extent these Assessments are appropriate or required for a Borrower or Subsidiary of a Borrower, as the case may be, to be HIPAA Compliant; (ii) developed, or will develop on or before any applicable compliance date, a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) implemented, or will implement on or before any applicable compliance date, those provisions of its HIPAA Compliance Plan necessary to ensure that such Borrower or Subsidiary of a Borrower, as the case may be, is HIPAA Compliant.

Section 4.14 ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA (other than the KRUG Pension Plan), as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lender) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets. With respect to the KRUG Pension Plan, the amount by which the present value of such Plan’s benefit obligations (determined as of September 30, 2004 on a plan termination basis using GATT assumptions) exceeds the fair market value of the Plan’s assets, is set forth on Schedule 4.14 (hereinafter, the “KRUG Pension Plan Deficiency”).

Section 4.15 Federal Reserve Regulations. No Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by each Borrower does not constitute more than 25% of the value of the assets of such Borrower.

Section 4.16 Title to Property; Leases; Liens; Subordination. Each Borrower and each Subsidiary has (a) good and marketable fee simple title or leasehold estate in and to the Encumbered Real Estate and (b) good and sufficient title to the Collateral other than Encumbered Real Estate. Schedule 4.16 is a list of all real properties owned or leased by the Borrowers and their Subsidiaries as of the date hereof. None of the Encumbered Real Estate is subject to a Lien, except for Permitted Encumbrances. No Borrower has subordinated any of its rights in and to that portion of the Collateral constituting an obligation owing to it to the rights of any other person.

Section 4.17 Taxes. Each Borrower and each Subsidiary has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrowers in respect of taxes and other governmental charges are adequate and the Borrowers know of no proposed material tax assessment against it or any Subsidiary or any basis therefor.

Section 4.18 Trademarks, Patents. Each Borrower and each Subsidiary possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 4.19 Existing Foreign Subsidiaries. Except for the UK Obligations, no Borrower has any obligations to, or liabilities to any Person on account of, the Existing Foreign Subsidiaries.

Section 4.20 Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1 hereof, the business, properties and other assets of the Borrowers and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

Section 4.21 Investment Company Act. No Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.22 Public Utility Holding Company Act. No Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.23 Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, no Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

Section 4.24 Full Disclosure. Neither the financial statements referred to in Section 5.1 hereof nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrowers in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.

Section 4.25 Subsidiaries. Schedule 4.25 sets forth as of the date of this Agreement a list of all Subsidiaries and Existing Foreign Subsidiaries and the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by the Borrowers or any Subsidiary or Existing Foreign Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary and Existing Foreign Subsidiary.

Section 4.26 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of the Borrowers permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on the Borrowers or any of their Subsidiaries which prohibit or otherwise restrict (i) the transfer of cash or other assets (A) between the Borrowers and any of their Subsidiaries or (B) between any Subsidiaries of the Borrowers, or (ii) the ability of the Borrowers or Subsidiaries to incur Indebtedness or grant Liens to the Lender in the Collateral.

Section 4.27 Labor Matters. There are no pending or, to the knowledge of the Borrowers, any threatened strikes, lockouts or slowdowns against the Borrowers or any Subsidiary. No Borrower nor any Subsidiary has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of such Borrower or such Subsidiary. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower or any Subsidiary is bound.

Section 4.28 Deposit Accounts. A complete list of all of Borrower’s Deposit Accounts (including account numbers and addresses for each Deposit Account bank) is set forth on Schedule 4.28.

Section 4.29 Offsets. Except as set forth on Schedule 4.29 attached hereto, there is no basis for (a) any Offsets asserted or threatened to be asserted against Borrower or any of its Subsidiaries by any Obligor (including but not limited to amounts due to Medicare or the IRS), or (b) any overdue or delinquent liabilities or Indebtedness which could give rise to a right of a federal Governmental Authority or any other Person to offset or levy with respect to such liabilities or Indebtedness against any Receivables, or payments due thereon.

Section 4.30 Solvency. After the making of any Loan and after giving effect thereto, (a) the fair value of the assets of each Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Borrower will have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.

Section 4.31 Management Procedures. The Borrowers have (and will continue to have and maintain) such appropriate and customary risk management and information sharing procedures and policies so as to allow the Senior Officers to be and remain informed about the material aspects of the operations of the Borrowers’ businesses for which each is primarily responsible.

Section 4.32 For-Profit Entities. Each Borrower conducts its business as a for profit enterprise, and is not and has not filed to be qualified under Section 501(c)(3) of the Code.

ARTICLE V

AFFIRMATIVE COVENANTS

Until all obligations of the Lender hereunder to make the Term Loans and Advances shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full, unless the Lender shall otherwise consent in writing:

Section 5.1 Financial Statements and Reports. The Borrowers’ Agent will furnish to the Lender:

(a) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated financial statements of the Borrowers and the Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized national standing selected by the Borrowers and acceptable to the Lender, together with any management letters, management reports or other supplementary comments or reports to SHSI or its board of directors furnished by such accountants.

(b) [Reserved]

(c) As soon as available and in any event within 45 days after the end of each fiscal quarter, unaudited consolidated statements of income, cash flow and changes in stockholders’ equity for the Borrowers and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrowers as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the SHSI stating that such financial statements present fairly the financial condition of the Borrowers and the Subsidiaries and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements).

(d) As soon as available and in any event within 30 days after the end of each fiscal month, unaudited consolidated statements of income, for the Borrowers and the Subsidiaries for such month, and a consolidated balance sheet of the Borrowers as at the end of such month, setting forth in comparative form figures for the corresponding period for the preceding fiscal year presenting fairly the financial condition of the Borrowers and the Subsidiaries and prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements).

(e) As soon as available and in any event within 30 days after the end of each fiscal month, unaudited operating reports for each facility operated by a Borrower or a Subsidiary, in form and substance satisfactory to the Lender, including, without limitation, monthly aging reports for all Receivables, a report of Consolidated EBITDA for such period and a Borrowing Base Certificate, accompanied by a certificate of the chief financial officer of SHSI that such reports present fairly and accurately the financial information that is the subject thereof.

(f) Upon request by the Lender, copies of (A) Borrowers’ annual federal income tax returns as filed with the Internal Revenue Service, (B) Borrowers’ payroll tax return as filed with the Internal Revenue Service on Form 941 for any calendar quarter requested, together with documentation of payment of any sums due in respect of payroll taxes, and (C) any applicable sale tax filings, together with documentation of payment of any sums due in respect of sales taxes.

(g) As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter, a Compliance Certificate in the form attached hereto as Exhibit G signed by the chief financial officer of SHSI demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Section 6.10, Section 6.16, Section 6.17, Section 6.18, and Section 6.19, as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrowers proposes to take with respect thereto.

(h) As soon as practicable and in any event within forty-five (45) days after the beginning of each fiscal year of the Borrowers, statements of forecasted consolidated income for the Borrowers and the Subsidiaries for each fiscal month in such fiscal year and a forecasted consolidated balance sheet of the Borrowers and the Subsidiaries, together with supporting assumptions, as at the end of each fiscal month, all in reasonable detail and reasonably satisfactory in scope to the Lender.

(i) Immediately upon any Senior Officer of any Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action Borrowers propose to take with respect thereto.

(j) Immediately upon any Senior Officer of any Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrowers propose to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

(k) Immediately upon any Senior Officer of any Borrower becoming aware of any matter that has resulted or is reasonably likely to result in a Material Adverse Occurrence, a notice from the Borrowers’ Agent describing the nature thereof and what action Borrowers propose to take with respect thereto.

(l) Immediately upon any Senior Officer of any Borrower becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality, including without limitation, any agency of the Department of Health and Human Services or its Office of Inspector General, affecting a Borrower or any Subsidiary or any property of such Person, or to which a Borrower or any Subsidiary is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) and in which an adverse determination or result could constitute a Material Adverse Occurrence; or (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by a Borrower or any Subsidiary which, if determined adversely to a Borrower or a Subsidiary would constitute a Material Adverse Occurrence, a notice from the Borrowers’ Agent describing the nature and status thereof and what action the Borrowers propose to take with respect thereto.

(m) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to any Borrower’s shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

(n) Within three (3) Business Days after a Senior Officer of any Borrower becoming aware of any of the following for which an adverse determination or result could reasonably be expected to constitute or result in a Material Adverse Occurrence:

(i) Notice of any investigation or pending or threatened proceedings relating to any violation by any Borrower or any Subsidiary, of any Health Care Laws (including, without limitation, any investigation or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions);

(ii) Copies of any written recommendation from any Governmental Authority or other regulatory body that a Borrower or any Subsidiary should have its licensure or accreditation revoked, have its eligibility to participate in, or to accept assignments or rights to reimbursement revoked under any governmental health care program, including, without limitation, CHAMPVA, TRICARE, Medicare and Medicaid;

(iii) Notice of any claim to recover any alleged material overpayments with respect to any Receivables, except with respect to those for which an appropriate reserve has been established, including, without limitation, payments received from any private insurance carrier and from any governmental health care program, including, without limitation, CHAMPVA, TRICARE, Medicare and Medicaid;

(iv) Notice of termination of eligibility of a Borrower, any Subsidiary, or any health care facility to which a Borrower provides services to participate in any reimbursement program of any private insurance carrier or other Obligor applicable to it;

(v) Notice of any material reduction in the level of reimbursement expected to be received with respect to any Receivables;

(vi) Notice of any reimbursement payment contract or process that results or may result in any claim against a Borrower or any Subsidiary (including on account of overpayments, settlement payments, appeals, repayment plan requests); and

(vii) Copies of any report or communication from any Governmental Authority in connection with any inspection of any facility of a Borrower or any Subsidiary.

(o) Prior notice of any proposed replacement of the Borrowers’ accountants and such information that Lender may reasonably request in connection therewith, including, without limitation, the reasons for such replacement.

(p) From time to time, such other information regarding the business, operation and financial condition of any Borrower and the Subsidiaries as the Lender may reasonably request.

Section 5.2 Existence. Each Borrower will maintain, and cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude such Borrower or such Subsidiary from enforcing its rights with respect to any material asset or could reasonably be expected to result in or be a Material Adverse Occurrence; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.

Section 5.3 Insurance. The Borrowers will keep the Collateral insured with financially sound and reputable insurers against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. The Borrowers shall maintain business interruption, public liability, and other property damage insurance relating to The Borrowers’ ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation. All policies or insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to the Lender. Contemporaneously with the execution of this Agreement, and within fifteen (15) days of any date when any additional or replacement insurance coverage is obtained or any such policy is renewed (and in any event no less frequently than annually), the Borrowers shall deliver to the Lender true copies of certificates of insurance with respect to such policies or additional insurance or replacement policies, which certificates (i) in the case of property and casualty policies, shall contain an endorsement or rider satisfactory to the Lender showing the Lender as loss payee and additional insured thereof, and (ii) in the case of general liability policies, shall contain an endorsement or rider showing the Lender as an additional insured. Every policy of insurance referred to in this Section 5.3 shall contain an agreement by the insurer that it will not cancel such policy except after thirty (30) days prior written notice to the Lender and that any loss payable thereunder shall be payable notwithstanding any act or negligence of the Borrowers, or any of them, or the Lender that might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding occupancy or use of the real property for purposes more hazardous than permitted by the terms of such policy. The Borrowers shall deliver to the Lender, within five (5) Business Days of any request by the Lender, certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

Section 5.4 Payment of Taxes and Claims. Each Borrower shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as such Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on Borrowers’ or such Subsidiary’s books in accordance with GAAP.

Section 5.5 Inspection; Collateral Audits. Each Borrower shall permit any Person designated by the Lender to visit and inspect during normal business hours any of the properties, books and financial records of such Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of such Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such times and intervals as the Lender may designate, subject to the condition that such times and intervals shall be reasonable. The Lender may conduct Collateral audits no less frequently than once each quarter and the Borrowers shall pay to the Lender a fee of $750 for each day of any such Collateral audit. Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, the Borrowers shall be responsible for the payment of costs and expenses for an inspection and examination of the properties, books and financial records of the Borrowers only two times each calendar year.

Section 5.6 Maintenance of Properties. Each Borrower will maintain, and cause each Subsidiary to maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly conducted at all times.

Section 5.7 Books and Records. Each Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 5.8 Compliance; Permits. Each Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Health Care Laws; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not constitute a Material Adverse Occurrence and such Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance. The Borrowers shall maintain all necessary permits, licenses, agreements, accreditations, certifications, contracts and governmental consents necessary to operate and conduct their business as it is being conducted, subject to minor exceptions and deficiencies which could not reasonably be expected to have a Material Adverse Occurrence.

Section 5.9 ERISA. Each Borrower will (a) maintain, and cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code; provided, however, that the Borrowers shall be permitted to terminate the KRUG Pension Plan in accordance with the provisions and requirements of ERISA, the Code and the KRUG Pension Plan, and (b) will not permit any of the ERISA Affiliates to (i) engage in any transaction in connection with which such Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (ii) fail to make full payment when due of all amounts which, under the provisions of any Plan, such Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (iii) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that such Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

Section 5.10 Environmental Matters; Reporting. Each Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute a Material Adverse Occurrence. The Borrowers’ Agent will give the Lender prompt written notice of any violation as to any environmental matter by any Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by any Borrower or any Subsidiary which are material to the operations of such Borrower or such Subsidiary, or (b) which will or threatens to impose a material liability on such Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

Section 5.11 Accreditation. To the extent applicable to a Borrower in the conduct of its business, such Borrower shall maintain its qualification for participation in, and payment under, third party payors and government health care programs, including, without limitation, Medicare, Medicaid, TRICARE, and CHAMPVA that provide for payment or reimbursement for services, except to the extent such loss or relinquishment could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), prospects or properties of the Borrowers taken as a whole. If required, Medicaid/Medicare cost reports will be properly filed by each Borrower. In addition, to the extent each Borrower or its respective Subsidiary is qualified as a Critical Access Hospital pursuant to 42 C.F.R. Part 485, Subpart F, et. seq. (Conditions of Participation: Critical Access Hospitals), each Borrower and its respective Subsidiaries as applicable shall file such information with the appropriate authorities to maintain its status as a Critical Access Hospital, except to the extent such loss or relinquishment could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), prospects or properties of the Borrowers taken as a whole. Each Borrower will promptly furnish or cause to be furnished to the Lender copies of all reports and correspondence, if any, it sends or receives relating to any material loss or revocation (or material threatened loss or revocation) of any qualification described in this Section 5.11.

Section 5.12 Further Assurances. Each Borrower shall promptly correct any defect or error that may be discovered in any Loan Document by it, or if when discovered by the Lender, by the Lender or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Lender, each Borrower also shall, and shall cause each Subsidiary to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may reasonable require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents including, without limitation, the delivery of a landlord waiver from any landlord required by the Lender; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lender the rights granted now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document or that any Borrower may be or become bound to convey, mortgage or assign to the Lender in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrowers’ Agent shall furnish to the Lender evidence satisfactory to the Lender of every such recording, filing or registration.

Section 5.13 Compliance with Terms of Material Contracts. Each Borrower shall, and shall cause each Subsidiary to, make all payments and otherwise perform all obligations in respect of all material contracts to which such Borrower or any Subsidiary is a party unless such payments or obligations are being properly and diligently contested and an appropriate reserve with respect thereto is made in the accounting records of the Borrowers.

Section 5.14 Joinder of Domestic Subsidiaries. The Borrowers’ Agent shall promptly notify the Lender at any time that any Person becomes a Subsidiary and provide to the Lender such information about the Subsidiary as the Lender may reasonably request. The Borrower shall promptly cause each Domestic Subsidiary (other than the Captive Insurance Subsidiary and any Domestic Subsidiary qualified as a non-profit enterprise under Section 501(c)(3) of the Code)(a) to become a Borrower by executing and delivering to the Lender a signature page hereto and to each Note, and (b) to execute and deliver to the Lender (i) signature pages to the Security Agreement, Pledge Agreement and such other Loan Documents as the Lender may require and (ii) any Mortgages requested by Lender on real property interests held by such Domestic Subsidiary. Such Domestic Subsidiary shall also deliver to the Lender such other documents of the types described in Section 3.1(a)(iii), (iv), (v), (vii) and (viii), Section 3.1(b), Section 3.2(a)(viii) and Section 3.2(b). All signature pages, agreements, documents and instruments delivered to the Lender pursuant hereto shall be in form, content and scope reasonably satisfactory to the Lender.

Section 5.15 Regions Bank Account. The Borrowers shall within thirty (30) days of the date of this Agreement, close all accounts held at Regions Bank and transfer all amounts held therein to Bank of North Georgia to an account subject to a Required Control Agreement.

ARTICLE VI

NEGATIVE COVENANTS

Until any obligation of the Lender hereunder to make the Term Loan and Advances shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full, unless the Lender shall otherwise consent in writing:

Section 6.1 Merger. No Borrower will merge or consolidate or enter into any similar reorganization or transaction with any Person other than another Borrower or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; provided, however, any Subsidiary may be merged with or liquidated into a Borrower or any wholly-owned Subsidiary (if such Borrower or such wholly-owned Subsidiary is the surviving corporation).

Section 6.2 Disposition of Assets. No Borrower will, nor permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except dispositions listed below so long as no Default or Event of Default has occurred and is continuing or would be caused by such disposition:

(a) dispositions of inventory, or used, worn-out or surplus equipment all in the ordinary course of business;

(b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied within ninety (90) days thereof to the purchase price of such replacement equipment;

(c) dispositions to another Borrower hereunder, subject to Liens in favor of the Lender (if any) which shall continue in favor of the Lender; and

(d) other dispositions of property during the term of this Agreement whose net book value in the aggregate does not exceed 5% of the Borrowers’ total consolidated assets as shown on the consolidated balance sheet of the Borrowers for their most recent prior fiscal quarter.

Section 6.3 Plans. (a) No Borrower will permit, nor allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of any Borrower or any Subsidiary; and (b) except with respect to the KRUG Pension Plan Deficiency disclosed on Schedule 4.14, no Borrower will permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lender) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets.

Section 6.4 Change in Nature of Business. No Borrower will, nor permit any Subsidiary to, make any material change in the nature of the business of such Borrower or such Subsidiary, as carried on at the date hereof.

Section 6.5 Negative Pledges; Subsidiary Restrictions. No Borrower will, nor permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lender which would (i) prohibit such Borrower or such Subsidiary from granting, or otherwise limit the ability of the such Borrower or such Subsidiary to grant, to the Lender any Lien on any assets or properties of such Borrower or such Subsidiary, or (ii) require such Borrower or such Subsidiary to grant a Lien to any other Person if such Borrower or such Subsidiary grants any Lien to the Lender. No Borrower will permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary’s capital stock or (b) make loans or other cash payments to such Borrower.

Section 6.6 Restricted Payments. Except as otherwise expressly permitted under the terms of this Agreement, no Borrower will make any Restricted Payments; provided, however that, so long as no Default or Event of Default has occurred and continues to exist, or would result from any of the following, the Borrowers shall be permitted to (i) distribute cash (by loan, dividend or distribution) to SHSI, (ii) make the SHSI Affiliate Distributions; provided that not less than ten (10) Business Days prior to the consummation of any proposed repurchase or redemption by SHSI of any of its issued and outstanding stock, Lender shall have received pro forma financial statements, certified by the chief financial officer of SHSI as to the matters described in Section 4.5(b), giving effect to such repurchase or redemption showing that the Borrowers are reasonably anticipated to remain in pro forma compliance with all the financial ratios and covenants set forth in Section 6.16, Section 6.17, Section 6.18 and Section 6.19, (iii) make payments to the KRUG Pension Plan sufficient to fund the KRUG Pension Plan Deficiency therein relating to the excess of the benefit obligations over the plan assets in an amount not to exceed $900,000 (the “KRUG Pension Plan Deficiency Payments”); and (iv) make annual payments sufficient to fund the Borrowers’ Self Insured Retention Fund insurance program (A) during the first year of this Agreement, in an amount up to the actuarially determined unpaid liability (the “Estimated Insurance Liability”) and (B) in each year of the Agreement thereafter, in an amount equal to the increase in the Estimated Insurance Liability, in each case as set forth in an actuarial report issued by an independent actuary selected by the Borrowers and reasonably satisfactory to the Lender; provided that prior to such funding the Borrowers deliver to the Lender the actuarial report evidencing the amount of the Estimated Insurance Liability for such period.

Section 6.7 Transactions with Affiliates. No Borrower will, nor permit any Subsidiary to, enter into any transaction with any Affiliate of such Borrower, except upon fair and reasonable terms no less favorable than such Borrower, or such Subsidiary, would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, the Borrowers shall be permitted to (i) make the transfers, distributions, payments or prepayments permitted under Section 6.6 hereof to its Subsidiaries and Affiliates, (ii) make the SHSI Affiliate Distributions and (iii) make loans to other Borrowers.

Section 6.8 Accounting Changes. No Borrower will, nor permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary.

Section 6.9 Deposit Accounts. No Borrower will, nor permit any Subsidiary to (a) establish any Deposit Accounts other than those described on Schedule 4.28, except for Deposit Accounts as to which the applicable Borrower(s) or Subsidiary(ies), as applicable, shall have delivered to the Lender a Control Agreement in form and substance satisfactory to the Lender, (b) violate directly or indirectly any bank agency agreement, Control Agreement or lockbox agreement in favor of the Lender or (c) revoke or attempt to revoke any instructions or directions given by it under any Control Agreement or lockbox agreement with respect to or altering the rights of the Lender thereunder.

Section 6.10 Capital Expenditures. The Borrowers will not make, or permit any Subsidiary to make, Capital Expenditures in an amount exceeding $5,000,000 on a consolidated basis in any fiscal year not including any Permitted Investments.

Section 6.11 Subordinated Debt. No Borrower will, nor permit any Subsidiary to, (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory, unless expressly permitted pursuant to an intercreditor or subordination agreement entered into between the holder of any such Subordinated Debt and the Lender); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Lender prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

Section 6.12 Investments. No Borrower will, nor permit any Subsidiary to, acquire for value, make, have or hold any Investments, except for (collectively, “Permitted Investments”):

(a) Investments existing on the date of this Agreement and disclosed on Schedule 6.12 hereto.

(b) Travel advances to management personnel and employees in the ordinary course of business.

(c) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

(d) Certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Lender.

(e) Commercial paper given the highest rating by a nationally recognized rating service.

(f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States with a term of not more than ninety (90) days; provided, however, that all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System.

(g) Other readily marketable Investments in debt securities which are reasonably acceptable to the Lender.

(h) Investments by SHSI in a Captive Insurance Subsidiary; provided, however, that the consolidated stockholders’ equity of any such Captive Insurance Subsidiary shall not exceed at any time $1,000,000.

(i) Permitted Acquisitions.

(j) Any other Investment if the aggregate consideration therefor does not exceed $500,000.

Any Investments under clauses (c), (d), (e) or (f) above must mature within one year of the acquisition thereof by a Borrower or a Subsidiary.

Section 6.13 Indebtedness. No Borrower will, nor permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:

(a) The Obligations.

(b) Consolidated Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.

(c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.13 hereto.

(d) Indebtedness secured by Liens permitted under Section 6.14 hereof.

(e) Indebtedness owed to another Borrower.

(f) Indebtedness that may be incurred in connection with a Permitted Acquisition, to the extent expressly approved by the Lender in writing.

(g) Permitted Refinancing Indebtedness, so long as no Default or Event of Default is in existence at the time of the incurrence of such Permitted Refinancing Indebtedness and immediately after giving effect thereto.

Section 6.14 Liens. No Borrower will, nor permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by a Borrower or a Subsidiary (collectively; “Permitted Encumbrances”), except:

(a) Liens granted to the Lender under the Security Documents to secure the Obligations.

(b) Liens existing on the date of this Agreement and disclosed on Schedule 6.14 hereto.

(c) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security or similar statutory public liability obligations, in the ordinary course of business of a Borrower or a Subsidiary.

(d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

(f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

(g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by a Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by a Borrower or any Subsidiary to provide collateral to the depository institution.

(h) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of a Borrower or a Subsidiary, the Liens and encumbrances, if any, described in the loan policies of title insurance covering the Encumbered Real Estate delivered to and accepted by Lender in connection with the Mortgages and leases entered into by Borrower or a Subsidiary in the ordinary course of business.

(i) The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease or the purchase price of such property.

Section 6.15 Contingent Liabilities. No Borrower will, nor permit any Subsidiary to, be or become liable on any Contingent Obligations except Contingent Obligations existing on the date of this Agreement and disclosed on Schedule 6.15 and Contingent Obligations for the benefit of the Lender.

Section 6.16 Leverage Ratio. The Borrowers will not permit the Leverage Ratio, as of the last day of any fiscal quarter, for the twelve (12) consecutive months ending on that date to exceed 3.25 to 1.0.

Section 6.17 Minimum Liquidity. The Borrowers (on a consolidated basis) will not permit at any time the sum of their (i) actual cash and Cash Equivalents and (ii) the lesser of (A) Availability and (B) the Revolving Commitment Amount, less outstanding Advances, to be less than $2,500,000.

Section 6.18 Collateral Coverage Ratio. Commencing on November 15, 2004 and continuing thereafter, the Borrowers will not permit the Collateral Coverage Ratio to be less than 1.5 to 1.0 at any time.

Section 6.19 Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio, as of December 31, 2004 annualized for the three months ended on that date to be less than 1.10 to 1.00, as of March 31, 2005 annualized for the six months ended on that date to be less than 1.10 to 1.00, as of June 30, 2005 annualized for the nine months ended on that date to be less than 1.10 to 1.00, and thereafter as of the last day of for any fiscal quarter, for the twelve (12) consecutive months ending on that date to be less than 1.10 to 1.00.

Section 6.20 Executive Compensation. No Borrower will, nor permit any Subsidiary to, make any payments of management, consulting or other fees for management or similar services, or any payment on account of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of Borrower, except reasonable compensation to officers, employees and directors of Borrower for services rendered to such Borrower in the ordinary course of business. Without limiting the foregoing, Borrower shall not pay or commit to pay cash compensation to any member of Borrower’s senior management in an amount in any fiscal year in excess of 110% of the aggregate cash compensation paid during the prior fiscal year except as may be approved by the Compensation Committee of the Board of Directors so long as the common stock of SHSI continues to be publicly traded on the American Stock Exchange, the New York Stock Exchange or the NASDAQ National Market.

Section 6.21 Restrictions on Leases, etc. No Borrower will, nor permit any Subsidiary to, create, incur, assume, or suffer to exist, any obligation as a lessee for the rental or hire of any real or personal property, other than: (a) leases described on Schedule 6.22 attached hereto; (b) renewals of existing operating leases, provided that the periodic payments thereunder shall not exceed 110% of the periodic payments required under the original term thereof; and (c) additional operating leases and Capitalized Leases requiring payments (including taxes, insurance, maintenance, and similar expenses) in an aggregate amount not to exceed $1,000,000 at any time.

Section 6.22 Loan Proceeds. No Borrower will, nor permit any Subsidiary to, use any part of the proceeds of the Loans or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board.

Section 6.23 Sale and Leaseback Transactions. No Borrower will, nor permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, and thereafter lease such property for the same or a substantially similar purpose or purposes as the property sold or transferred.

Section 6.24 Hedging Agreements. No Borrower will, nor permit any Subsidiary to, enter into any hedging arrangements, other than any Rate Protection Agreements that are approved by the Lender.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) The Borrowers shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any of the Notes or any other Obligation required to be made to the Lender pursuant to this Agreement and not corrected within 3 days.

(b) The Borrowers shall fail to comply with Section 3.4, whether or not any Borrower or the Borrowers’ Agent requests a Term Loan B Draw.

(c) Any representation or warranty made by or on behalf of any Borrower or any Subsidiary in this Agreement or any other Loan Document or by or on behalf of any Borrower or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to the Lender pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

(d) Any Borrower or any of its respective Subsidiaries shall fail to comply with Sections 2.14, 5.2, 5.3, 5.5 or 5.12 hereof or any Section of Article VI hereof.

(e) Any Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for thirty (30) calendar days after whichever of the following dates is the earliest: (i) the date any Borrower or the Borrowers’ Agent gives notice of such failure to the Lender, (ii) the date any Borrower should have given notice of such failure to the Lender pursuant to Section 5.1, or (iii) the date the Lender gives notice of such failure to the Borrower.

(f) Any default (however denominated or defined) shall occur under any Security Document and any applicable grace period thereunder shall have lapsed.

(g) Any Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of such Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any Borrower or Subsidiary or for a substantial part of the property thereof and shall not be discharged within sixty (60) days, or any Borrower or any Subsidiary shall make an assignment for the benefit of creditors.

(h) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Borrower or any Subsidiary and, if instituted against any Borrower or any Subsidiary, shall have been consented to or acquiesced in by such Borrower or such Subsidiary, or shall remain undismissed for sixty (60) days, or an order for relief shall have been entered against such Borrower or such Subsidiary.

(i) Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against any Borrower or a Subsidiary, and, if instituted against any Borrower or any Subsidiary, shall be consented to or acquiesced in by such Borrower or such Subsidiary or shall remain for sixty (60) days undismissed.

(j) A judgment or judgments for the payment of money in excess of the sum of $500,000 in the aggregate shall be rendered against any Borrower or a Subsidiary and either (i) the judgment creditor executes on such judgment (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

(k) The maturity of any material Indebtedness of any Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or any Borrower or a Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of any Borrower or a Subsidiary shall be deemed “material” if it exceeds $500,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(k) has occurred.

(l) Any execution or attachment shall be issued whereby any material part of the property of any Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

(m) Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by any Borrower, or the Lender shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Lender if (i) the aggregate value of the collateral affected by any of the foregoing exceeds $500,000 and (ii) any of the foregoing shall remain unremedied for ten (10) days or more after receipt of notice thereof by the Borrowers’ Agent from the Lender.

(n) The conviction by any Governmental Authority of a Borrower under any criminal statute pursuant to which the penalties or remedies sought or available include forfeiture of any material portion of the Collateral or any other assets of Borrower which are necessary or material to the conduct of its business; the indictment by any Governmental Authority of a Borrower regarding any matter that may serve as the basis for the exclusion under 42 C.F.R. Part 1001, Subparts B and C, of any Borrower, a Subsidiary or Affiliate of a Borrower from a federal health care program, as defined in 42 C.F.R. § 1001.2; or the initiation or, as Lender may reasonably and in good faith determine the threatened initiation, by the United States Department of Health and Human Services Office of Inspector General of an action to exclude a Borrower under 42 C.F.R. Part 1001, Subparts B and C.

(o) Any Change of Control shall occur.

Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1 (g), (h) or (i) shall occur with respect to any Borrower, the Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then, the Lender may (i) declare the Commitments terminated, whereupon the Commitments shall terminate and (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. Upon the occurrence of any of the events described in clause (a) or (b) of the preceding sentence the Lender may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

Section 7.3 Lockbox; Rights Under Control Agreements. The Lender, at any time after the occurrence of an Event of Default, whether or not any such Event of Default continues to exist, may require that each Borrower instruct all current and future account debtors and obligors on other Collateral to make all payments directly to one or more lockboxes (each a “Lockbox”) controlled by the Lender or to the extent not permitted by applicable law, shall make such other arrangements as the Lender may require to cause transfer of Collateral proceeds to a Collateral Account and the Lender may exercise its rights under Control Agreements. All payments received in a Lockbox shall be transferred to one or more special bank accounts (each a “Collateral Account”) controlled by the Lender subject to withdrawal by the Lender only. After the Lender’s exercise of its rights to direct account debtors or other obligors on any Collateral to make payments directly to the Lender or to require a Borrower to establish a Lockbox, each Borrower shall immediately deliver all full and partial payments on any Collateral received by such Borrower to the Lender in their original form, except for endorsements where necessary. Until such payments are so delivered to the Lender, such payments shall be held in trust by the Borrowers for and as the Lender’s property, and shall not be commingled with any funds of the Borrower. After an Event of Default has occurred and is continuing, the Lender shall apply all collections against the Obligations in such order as the Lender deems appropriate. Any application of any collection to the payment of any Obligation is conditioned upon final payment of any check or other instrument.

Section 7.4 Offset. In addition to the remedies set forth in Section 7.3, upon the occurrence of any Event of Default and thereafter while the same be continuing, each Borrower hereby irrevocably authorizes the Lender to set off any Obligations against all deposits and credits of such Borrower with, and any and all claims of such Borrower against, the Lender. Such right shall exist whether or not the Lender shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrowers is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender. The Lender agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrowers’ Agent of its exercise of such setoff right; provided, however, that the failure of the Lender to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Lender to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Modifications. Notwithstanding any provisions to the contrary herein, no term of this Agreement may be amended without the written consent of the Borrowers; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 8.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to pay to the Lender upon demand: (a) the reasonable costs of producing this Agreement, the other Loan Documents and other agreements and instruments mentioned herein; (b) the reasonable costs and expenses of the Lender incurred in connection with the administration, including electronic interfaces fees and periodic auditing, Collateral monitoring, modification and amendment of this Agreement; (c) any taxes (including interest and penalties in respect thereto) payable by the Lender (other than taxes based upon the Lender’s net income or profits) on or with respect to the transactions contemplated by this Agreement; (d) the reasonable fees, expenses and disbursements of the Lender’s counsel and any local counsel to the Lender incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the closing of the transactions contemplated hereby, and amendments, modifications, approvals, consents or waivers hereto or hereunder; (e) the fees, expenses and disbursements of the Lender incurred by the Lender in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges; (f) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Lender in establishing, maintaining or handling the Lockbox or that Collateral Account and any other accounts for the disbursement of the Loans and/or the collection of any of the Collateral; (g) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of the Lender, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Borrower or the administration thereof, and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Lender’s relationship with Borrower or any of its Affiliates; and (h) all reasonable fees, expenses and disbursements of the Lender incurred in connection with UCC or title searches, UCC filings or mortgage recordings. All such costs and expenses shall constitute Obligations hereunder secured by the Lender’s Liens in the Collateral. The covenants of this Section 8.2 shall survive payment and satisfaction of the Obligations.

Section 8.3 Waivers, etc. No failure on the part of the Lender or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

Section 8.4 Notices.

(a) Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Lender under Article II hereof shall be deemed to have been given only when received by the Lender.

(b) Notices and other communications to the Lender hereunder may be delivered or furnished by e-mail pursuant to procedures approved by the Lender, provided that the foregoing shall not apply to notices to the Lender pursuant to Article II. The Lender or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by e-mail pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 8.5 Taxes. The Borrowers agree to pay, and save the Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrowers shall survive the termination of this Agreement.

Section 8.6 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lender, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Lender.

(b) The Lender may, with the prior written consent of the Borrowers’ Agent (which consent shall not be unreasonably withheld, delayed or denied), sell, assign or transfer all or any part of the Loans or any participating interests therein and the related rights and obligations under this Agreement or any of the other Loan Documents to a Qualified Transferee in minimum amounts of not less than $5,000,000, or an integral multiple of $1,000,000 in excess thereof, pursuant to an assignment and assumption agreement reasonably acceptable to the Borrowers’ Agent; provided, however, that the Lender may, without the consent of the Borrowers’ Agent, transfer the Loans, or any part thereof, and the related rights and obligations under this Agreement and the other Loan Documents in connection with the sale of, or transfer of control of, Lender or the sale, transfer or other disposition of all or substantially all of the assets of the Lender. Any such sale, assignment or transfer of the Loans hereunder must be an equal pro rata portion of each of the Revolving Commitment, Term Loan A Commitment and Term Loan B Commitment and no such commitment may be separately sold, assigned or transferred.

(c) Notwithstanding any other provision in this Agreement, the Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

Section 8.7 Confidentiality of Information. The Lender shall use the same level of efforts and care as it uses with respect to its own confidential information to ensure that information about the Borrowers and their operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Lender and the Borrowers and shall not be divulged to any Person other than the Lender, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Lender hereunder and under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other than as a result of disclosure by the Lender, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about the Lender’s investment portfolio in connection with ratings issued with respect to the Lender, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Lender or by any applicable law, rule, regulation or judicial process, the opinion of the Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto; provided, however, that in case of a required disclosure pursuant to the preceding clause (g), the Lender shall notify Borrowers’ Agent of such required or requested disclosure to the extent practicable, unless prohibited by law, and reasonably cooperate with the Borrowers, at the Borrowers’ sole expense, to enjoin, stay or limit such disclosure. The Lender shall not incur any liability to the Borrowers by reason of any disclosure permitted by this Section.

Section 8.8 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

Section 8.9 Consent to Jurisdiction. AT THE OPTION OF THE LENDER, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA; AND EACH BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 8.10 Waiver of Jury Trial. EACH BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.11 Survival of Agreement. All representations, warranties, covenants and agreement made by each Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Lender and shall survive the making of the Loan by the Lender and the execution and delivery to the Lender by the Borrowers of the Note, regardless of any investigation made by or on behalf of the Lender, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitment has not been terminated; provided, however, that the Borrowers obligations under Sections 8.2, 8.5 and 8.12 shall survive payment in full of the Obligations and the termination of the Commitment.

Section 8.12 Indemnification. The Borrowers hereby agree to defend, protect, indemnify and hold harmless the Lender and its Affiliates and the directors, officers, employees, attorneys and agents of the Lender and its Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

(b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Lender by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrowers shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrowers may otherwise have. Without prejudice to the survival of any other obligation of the Borrowers hereunder the indemnities and obligations of the Borrowers contained in this Section shall survive the payment in full of the other Obligations.

Upon compliance by the Borrowers with Section 3.4, the environmental indemnities contained in the Mortgages shall supersede the indemnities specified herein with respect to environmental laws.

Section 8.13 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.14 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrowers and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 8.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 8.16 Borrower Acknowledgements. Each Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Lender has no fiduciary relationship to such Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between such Borrower and the Lender, and (d) the Lender undertakes no responsibility to such Borrower to review or inform such Borrower of any matter in connection with any phase of the business or operations of such Borrower and such Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrowers by the Lender is for the protection of the Lender and neither such Borrower nor any third party is entitled to rely thereon.

Section 8.17 Appointment of and Acceptance by Borrowers’ Agent. Each Borrower other than SunLink Health Systems Inc. hereby appoints and authorizes the Borrowers’ Agent to take such action as its agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Borrowers’ Agent by the terms thereof, together with such power that are reasonably incidental thereto, and SunLink Health Systems, Inc. hereby accepts such appointment.

Section 8.18 Relationship Among Borrowers.

(a) Joint and Several Liability. EACH BORROWER AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH EACH OTHER BORROWER, FOR THE PAYMENT OF ALL OBLIGATIONS OF THE BORROWERS UNDER THIS AGREEMENT, AND THAT THE LENDER CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY OR ALL BORROWERS, IN THE LENDER’S SOLE AND UNLIMITED DISCRETION.

(b) Waivers of Defenses. The obligations of the Borrowers hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations (except for contingent indemnity and other contingent Obligations not yet due and payable) at a time after any obligation of the Lender hereunder to make the Term Loans and Revolving Loan shall have expired or been terminated. The purpose and intent of this Agreement is that the Obligations constitute the direct and primary obligations of each Borrower and that the covenants, agreements and all obligations of each Borrower hereunder be absolute, unconditional and irrevocable. Each Borrower shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.

(c) Other Transactions. The Lender is expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Borrowers or by any other Person on behalf of the Borrowers, or to forward or deliver any or all such collateral and security directly to the Borrowers for collection and remittance or for credit. No invalidity, irregularity or unenforceability of any security for the Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Borrowers’ obligations under this Agreement. The liabilities of each Borrower hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of the Lender to realize upon any of the Obligations of any other Borrower to the Lender, or upon any collateral or security for any or all of the Obligations, nor by the taking by the Lender of (or the failure to take) any guaranty or guaranties to secure the Obligations, nor by the taking by the Lender of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind. No act or omission of the Lender, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Borrower, shall affect or impair the obligations of the Borrowers hereunder.

(d) Actions Not Required. Each Borrower, to the extent permitted by applicable law, hereby waives any and all right to cause a marshaling of the assets of any other Borrower or any other action by any court or other governmental body with respect thereto or to cause the Lender to proceed against any security for the Obligations or any other recourse which the Lender may have with respect thereto and further waives any and all requirements that the Lender institute any action or proceeding at law or in equity, or obtain any judgment, against any other Borrower or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, such Borrower under this Agreement.

(e) No Subrogation. Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by the Lender, such Borrower shall not be entitled to be subrogated to any of the rights of the Lender against any other Borrower or any other guarantor or any collateral security or guaranty or right of offset held by the Lender for the payment of the Obligations, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower or any other guarantor in respect of payments made by such Borrower hereunder, until all amounts owing to the Lender by the Borrowers on account of the Obligations are irrevocably paid in full. If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full, such amount shall be held by that Borrower in trust for the Lender, segregated from other funds of that Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Lender in the exact form received by such Borrower (duly indorsed by the Borrower to the Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Lender may determine.

(f) Application of Payments. Any and all payments upon the Obligations made by the Borrowers or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by the Lender on such items of the Obligations as the Lender may elect.

(g) Recovery of Payment. If any payment received by the Lender and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the Obligations to which such payment was applied shall, to the extent permitted by applicable law, be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such Obligations as fully as if such application had never been made. References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

(h) Borrowers’ Financial Condition. Each Borrower is familiar with the financial condition of the other Borrowers, and each Borrower has executed and delivered this Agreement based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Lender. The Lender shall have no obligation to provide any Borrower with any advice whatsoever or to inform any Borrower at any time of the Lender’s actions, evaluations or conclusions on the financial condition or any other matter concerning the Borrowers.

(i) Bankruptcy of the Borrowers. Each Borrower expressly agrees that, to the extent permitted by applicable law, the liabilities and obligations of that Borrower under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against any other Borrower or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of that Borrower under this Agreement, and that upon the institution of any of the above actions, such obligations shall be enforceable against that Borrower.

(j) Limitation; Insolvency Laws. As used in this Section 8.18(j): (a) the term “Applicable Insolvency Laws” means the laws of the United States or of any State, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United States Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against any Borrower, or any Specified Lien is in issue; and (b) “Specified Lien” means any security interest, mortgage, lien or encumbrance granted by any Borrower securing the Obligations, in whole or in part. Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Borrower, this Agreement or any Specified Lien would, but for the operation of this Section, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against such Borrower, only to the maximum extent that would not cause this Agreement or such Specified Lien to be subject to avoidance, recovery or unenforceability. To the extent that any payment to, or realization by, the Lender on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Borrower. This Section is intended solely to reserve the rights of the Lender hereunder against each Borrower, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrowers, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

Section 8.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

Section 8.20 Deposit on Termination of Commitments. In the event of the payment in full of the Obligations and termination by the Borrowers of the Commitments established hereunder, the Lender may, in its discretion, require Borrowers to deposit with the Lender a reasonable amount, not to exceed $10,000, to cover any and all reasonable costs and expenses which may be incurred by the Lender in connection with terminating the Commitments and Lender’s Liens on the Collateral. Upon the final payment in full of the Obligations and termination of the Commitments hereunder, the Lender shall take all actions and execute all documents reasonably required to terminate this Agreement and any and all Liens of the Lender on the Collateral, and all reasonable costs and expenses incurred by the Lender may be deducted from such deposit, with any remaining balance to be returned by the Lender to the Borrowers’ Agent no later than sixty (60) days after the final payment in full of the Obligations.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SUNLINK HEALTH SYSTEMS, INC. As a Borrower and Borrowers’ Agent

By	/s/ Mark J. Stockslager

Title

SUNLINK HEALTHCARE, LLC As a Borrower By its Sole Member SunLink Health Systems, Inc.

By	/s/ Mark J. Stockslager

Title

DEXTER HOSPITAL, LLC As a Borrower By its Sole Member SunLink Healthcare, LLC

By its Sole Member SunLink Health Systems, Inc.

By	/s/ Mark J. Stockslager

Title

CLANTON HOSPITAL, LLC As a Borrower By its Sole Member SunLink Healthcare, LLC

By its Sole Member SunLink Health Systems, Inc.

By	/s/ Mark J. Stockslager

Title

SOUTHERN HEALTH CORPORATION OF ELLIJAY, INC. As a Borrower

By	/s/ Mark J. Stockslager

Title

[Signature Page 1 to Credit Agreement]

SOUTHERN HEALTH CORPORATION OF DAHLONEGA, INC. As a Borrower

By	/s/ Mark J. Stockslager

Title

SOUTHERN HEALTH CORPORATION OF HOUSTON, INC. As a Borrower

By	/s/ Mark J. Stockslager

Title

HEALTHMONT, INC. As a Borrower

By	/s/ Mark J. Stockslager

Title

HEALTHMONT OF GEORGIA, INC. As a Borrower

By	/s/ Mark J. Stockslager

Title

HEALTHMONT OF MISSOURI, INC. As a Borrower

By	/s/ Mark J. Stockslager

Title

HEALTHMONT, LLC As a Borrower By its Sole Member SunLink Health Systems, Inc.

By	/s/ Mark J. Stockslager

Title

[Signature Page 2 to Credit Agreement]

HEALTHMONT OF MISSOURI, LLC As a Borrower By its Sole Member HealthMont, LLC

By its Sole Member SunLink Health Systems, Inc.

By	/s/ Mark J. Stockslager

Title

SUNLINK SERVICES, INC. As a Borrower

By	/s/ Mark J. Stockslager

Title

OPTIMA HEALTHCARE CORPORATION As a Borrower

By	/s/ Mark J. Stockslager

Title

KRUG PROPERTIES, INC. As a Borrower

By	/s/ Mark J. Stockslager

Title

Address for All Borrowers

For Purposes of Notice:

900 Circle 75 Parkway

Suite 1300

Atlanta, GA 30339

Fax: (770) 933-7010

Attention: Joseph T. Morris, Chief

Financial Officer

RESIDENTIAL FUNDING CORPORATION As a Lender

By	/s/ Rossi W. Felix

Title

Address for Lender:

2711 N. Haskell Ave., Suite 900

Dallas, Texas 75204

Fax: (214) 861-5402

Attention: Angela Brown

[Signature Page 3 to Credit Agreement]